Exhibit 2-1

                       AGREEMENT AND PLAN OF MERGER

                              BY AND BETWEEN



                      PEOPLE'S UNITED FINANCIAL, INC.



                                    AND



                       FINANCIAL FEDERAL CORPORATION



                       DATED AS OF NOVEMBER 22, 2009

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                             TABLE OF CONTENTS
                                                                       Page

ARTICLE I THE MERGER                                                    1

     1.1.  The Merger                                                   1
     1.2.  Effective Time                                               1
     1.3.  Effects of the Merger                                        2
     1.4.  Closing                                                      2
     1.5.  Certificate of Incorporation                                 2
     1.6.  Bylaws                                                       2
     1.7.  Directors of the Surviving Company                           2
     1.8.  Officers of the Surviving Company                            2

ARTICLE II CONSIDERATION                                                2

     2.1.  Effect on Company Common Stock                               2
     2.2.  No Fractional Shares                                         3
     2.3.  Acquiror Common Stock; Acquiror Preferred Stock              3
     2.4.  Treatment of Options and Other Stock Based Awards            3
     2.5.  Reservation of Right to Revise Structure                     4
     2.6.  Withholding Rights                                           4
     2.7.  Certain Adjustments                                          4

ARTICLE III EXCHANGE OF CERTIFICATES FOR MERGER CONSIDERATION           5

     3.1.  Acquiror to Make Merger Consideration Available              5
     3.2.  Exchange of Certificates                                     5

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY                7

     4.1.  Corporate Organization                                       7
     4.2.  Capitalization                                               8
     4.3.  Authority; No Violation                                     10
     4.4.  Consents and Approvals                                      11
     4.5.  SEC Documents; Other Reports; Internal Controls             12
     4.6.  Financial Statements; Undisclosed Liabilities               13
     4.7.  Broker's Fees                                               13
     4.8.  Absence of Certain Changes or Events                        14
     4.9.  Legal Proceedings                                           14
     4.10. Taxes                                                       14
     4.11. Employees; Employee Benefit Plans                           16
     4.12. Board Approval; Stockholder Vote Required                   18
     4.13. Compliance with Applicable Law                              18
     4.14. Certain Contracts                                           19
     4.15. Agreements with Regulatory Agencies                         20
     4.16. Company Information                                         20

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     4.17. Title to Property                                           20
     4.18. Insurance                                                   21
     4.19. Environmental Liability                                     21
     4.20. Opinion of Financial Advisor                                22
     4.21. Intellectual Property                                       22
     4.22. Finance Receivable Matters                                  23
     4.23. Securitization Matters                                      24
     4.24. Transactions with Affiliates                                25
     4.25. Labor Matters                                               25
     4.26. Derivative Instruments and Transactions                     26
     4.27. Approvals                                                   26

ARTICLE V REPRESENTATIONS AND WARRANTIES OF ACQUIROR                   26

     5.1.  Corporate Organization                                      27
     5.2.  Capitalization                                              27
     5.3.  Authority; No Violation                                     28
     5.4.  Consents and Approvals                                      28
     5.5.  SEC Documents; Other Reports; Internal Controls             29
     5.6.  Financial Statements; Undisclosed Liabilities               30
     5.7.  Broker's Fees                                               31
     5.8.  Absence of Certain Changes or Events                        31
     5.9.  Legal Proceedings                                           31
     5.10. Board Approval; No Stockholder Vote Required                31
     5.11. Compliance with Applicable Law                              32
     5.12. Agreements with Regulatory Agencies                         32
     5.13. Acquiror Information                                        32
     5.14. Approvals                                                   33
     5.15. Tax-Free Reorganization Treatment                           33

ARTICLE VI COVENANTS RELATING TO CONDUCT OF BUSINESS                   33

     6.1.  Conduct of Business Prior to the Effective Time             33
     6.2.  Company Forbearances                                        33
     6.3.  No Fundamental Acquiror Changes                             37
     6.4.  Company Dividends                                           37

ARTICLE VII ADDITIONAL AGREEMENTS                                      37

     7.1.  Regulatory Matters                                          37
     7.2.  Access to Information                                       38
     7.3.  Stockholder Approval                                        39
     7.4.  Acquisition Proposals                                       40
     7.5.  Reasonable Best Efforts                                     42
     7.6.  Employees; Employee Benefit Plans                           42
     7.7.  Indemnification; Directors' and Officers' Insurance         43
     7.8.  Advice of Changes                                           44

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     7.9.  Financial Statements and Other Current Information          44
     7.10. Stock Exchange Listing                                      45
     7.11. Takeover Laws                                               45
     7.12. Stockholder Litigation                                      45
     7.13. Exemption from Liability                                    45
     7.14. Tax-Free Reorganization Treatment                           46
     7.15. Offer Letters                                               46

ARTICLE VIII CONDITIONS PRECEDENT                                      46

     8.1.  Conditions to Each Party's Obligation to Effect the Merger  46
     8.2.  Conditions to Obligations of Acquiror                       46
     8.3.  Conditions to Obligations of the Company                    47

ARTICLE IX TERMINATION AND AMENDMENT                                   48

     9.1.  Termination                                                 48
     9.2.  Effect of Termination.                                      49
     9.3.  Amendment                                                   51
     9.4.  Extension; Waiver                                           51

ARTICLE X GENERAL PROVISIONS                                           51

     10.1. Nonsurvival of Representations, Warranties and Agreements   51
     10.2. Expenses                                                    51
     10.3. Notices                                                     51
     10.4. Interpretation                                              52
     10.5. Counterparts                                                53
     10.6. Entire Agreement                                            53
     10.7. Governing Law; Consent to Jurisdiction; Waiver of Jury
           Trial                                                       53
     10.8. Severability                                                54
     10.9. Publicity                                                   54
     10.10.Assignment; Third Party Beneficiaries                       55
     10.11.Construction                                                55
     10.12.Specific Performance                                        55

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INDEX OF DEFINED TERMS

Acquiror                           1    ERISA Employee Benefit Plan    16
Acquiror Common Stock              3    Exchange Act                    8
Acquiror Disclosure Letter        26    Exchange Agent                  5
Acquiror Plans                    42    Exchange Fund                   5
Acquiror Preferred Stock           3    Exchange Ratio                  3
Acquiror Regulatory Agreement     32    Finance Receivables            23
Acquiror Reports                  29    Form S-4                       11
Acquisition Proposal              40    GAAP                            7
affiliate                         25    Governmental Entity            11
Agreement                          1    HSR Act                        11
Articles of Merger                 1    Indemnified Parties            43
Business Day                       2    Insurance Amount               44
Capitalization Date                8    IT Assets                      23
CERCLA                            21    knowledge                      53
Certificate of Merger              1    Law                            11
Certificates                       5    Liens                          10
Change in Company Recommendation  39    Material Adverse Effect         7
Closing                            2    Materials of Environmental
Closing Date                       2     Concern                       22
Code                               1    Merger                          1
Company                            1    Merger Consideration            3
Company Board Approval            18    NASDAQ                          3
Company Common Stock               2    Notice Period                  39
Company Contract                  19    NRS                             1
Company Disclosure Letter          7    Option Consideration            3
Company Employees                 17    Per Share Amount                4
Company Financing                 24    person                         53
Company Insiders                  45    Plans                          17
Company Option                     3    Proprietary Rights             22
Company Preferred Stock            8    Proxy Statement/Prospectus     11
Company Recommendation            39    Required Company Vote          18
Company Regulatory Agreement      20    Requisite Regulatory
Company Reports                   12     Approvals                     46
Company Securitization Documents  25    RSU                             4
Company Securitization Trust      25    SEC                            11
Company Stock Incentive Plans      4    Section 16 Information         45
Company Stockholders Meeting      39    Securities Act                 12
Compensation Agreements           17    Significant Subsidiary          8
Confidentiality Agreement         38    Subsidiary                      8
control                           25    Superior Proposal              41
Conversion Rate                    3    Surviving Company               1
Derivative Transaction            26    Tax                            16
DGCL                               1    Tax Return                     16
Effective Time                     2    Taxes                          16
End Date                          48    Termination Notice Period      49
Environmental Laws                21    Termination Payment            50
ERISA                             16    willful and material breach    50

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                       AGREEMENT AND PLAN OF MERGER

          This AGREEMENT AND PLAN OF MERGER, dated as of November 22, 2009 (as amended, supplemented or otherwise modified from time to time, this "Agreement"), is entered into by and between PEOPLE'S UNITED FINANCIAL, INC., a Delaware corporation ("Acquiror"), and FINANCIAL FEDERAL
CORPORATION, a Nevada corporation (the "Company").

          WHEREAS, Acquiror and the Company have agreed to enter into a business combination transaction pursuant to which the Company will merge with and into Acquiror, with Acquiror surviving the merger (the "Merger") on the terms and subject to the conditions set forth in this Agreement;

          WHEREAS, the respective boards of directors of each of Acquiror and the Company have determined that it is in the best interests of their respective companies and stockholders to consummate the Merger and related transactions provided for herein;

          WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement is intended to be, and is hereby, adopted as a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g); and

          WHEREAS, this Agreement contains the "plan of merger" described in Section 92A.100 of the Nevada Revised Statutes (as in effect from time to time, the "NRS").

          NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, subject to the conditions set forth herein, and intending to be legally bound hereby, the parties hereby agree as follows:

                                 ARTICLE I
                                THE MERGER

     1.1.     The Merger

     Upon the terms and subject to the conditions of this Agreement, in accordance with the Delaware General Corporation Law (as in effect from time to time, the "DGCL") and the NRS, at the Effective Time (as defined in Section 1.2), the Company shall merge with and into Acquiror, whereupon the separate corporate existence of the Company shall cease. Acquiror shall be the surviving corporation (hereinafter sometimes referred to as the "Surviving Company") in the Merger, and shall continue its corporate existence under the Laws (as defined in Section 4.3(b)) of the State of Delaware.

     1.2.     Effective Time

     On the Closing Date (as defined in Section 1.4), the Company and Acquiror shall cause the Merger to be consummated by filing (i) a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and (ii) an articles of merger (the "Articles of Merger") with the Secretary of State of the State of Nevada, in such form as required by, and executed in accordance with, the relevant provisions of the NRS. The Merger shall become effective upon (I) the later of (x) such filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (y) such filing of the Articles of Merger with the Secretary of State of the State of Nevada, or (II) such later date and time specified in the Certificate of Merger and the Articles of Merger (such time as the Merger becomes effective is referred to herein as the "Effective Time").

     1.3.     Effects of the Merger

     At and after the Effective Time, the Merger shall have the effects set forth in the DGCL and the NRS.

     1.4.     Closing

     Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., Eastern time
(i) promptly after, and in no event later than on the date that is the third Business Day after, the satisfaction or waiver of the conditions set forth in Article VIII hereof, other than conditions which by their terms are to be satisfied at Closing or (ii) such other date or time as the parties may mutually agree (the date on which the Closing occurs, the "Closing Date"). The Closing shall be held at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, unless another place is agreed upon in writing by the parties. For purposes of this Agreement, a "Business Day" shall mean any day that is not a Saturday, a Sunday or other day on which banking organizations in New York City are required or authorized by Law to be closed.

     1.5.     Certificate of Incorporation

     The certificate of incorporation, as amended, of Acquiror, as in effect as of immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Company following the Merger until thereafter amended in accordance with the provisions thereof and of applicable Law.

     1.6.     Bylaws

     The bylaws, as amended, of Acquiror, as in effect as of immediately prior to the Effective Time, shall be the bylaws of the Surviving Company until thereafter amended in accordance with the provisions thereof, of the certificate of incorporation of the Surviving Company and of applicable Law.

     1.7.     Directors of the Surviving Company

     The directors of Acquiror immediately prior to the Effective
Time shall be the directors of the Surviving Company as of the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company, until their respective successors are duly elected or appointed (as the case may be) and qualified.

     1.8.     Officers of the Surviving Company

     The officers of Acquiror immediately prior to the Effective Time shall be the officers of the Surviving Company as of the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company, until their respective successors are duly appointed, or their earlier death, resignation or removal.

                                ARTICLE II
                               CONSIDERATION

     2.1.     Effect on Company Common Stock

     At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $0.50 per share, of the Company (the "Company Common Stock"):

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     (a)  All shares of Company Common Stock that are (i) owned directly by the
Company as treasury stock or (ii) owned directly by Acquiror (other than, in the case of clause (ii), shares in trust accounts, managed accounts and the like for the benefit of customers or shares held in satisfaction of a debt previously contracted) shall be cancelled and retired and no shares of common stock, par value $0.01 per share, of Acquiror ("Acquiror Common
Stock"), cash or other consideration shall be delivered in exchange therefor.

     (b) Except as otherwise provided in Section 2.1(a), and subject to Section 2.2, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive (i) one (1.0) share of Acquiror Common Stock (the "Exchange Ratio") plus (ii) $11.27 in cash. For the purposes of this Agreement, the "Merger Consideration" means the right to receive the consideration described in the preceding sentence pursuant to the Merger with respect to each share of Company Common Stock (together with any cash in lieu of fractional shares as specified in Section 2.2).

     2.2.     No Fractional Shares

     Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Acquiror Common Stock shall be issued in the Merger. Each holder of Company Common Stock who otherwise would have been entitled to a fraction of a share of Acquiror Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock owned by such holder at the Effective Time to be converted into Acquiror Common Stock) by the closing price of Acquiror Common Stock on the NASDAQ Global Select Market ("NASDAQ") as reported on the NASDAQ website (or such other source as may be mutually agreed to by Acquiror and the Company) (such conversion rate, the "Conversion Rate"), on the last trading day immediately preceding the Closing Date. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

     2.3.     Acquiror Common Stock; Acquiror Preferred Stock

     At and after the Effective Time, each share of Acquiror Common
Stock and each share of preferred stock, par value $0.01 per share, of Acquiror (the "Acquiror Preferred Stock"), if any, issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of Acquiror Common Stock or Acquiror Preferred Stock, as the case may be, and shall not be affected by the Merger.

     2.4.     Treatment of Options and Other Stock Based Awards

     (a) Each option to purchase shares of Company Common Stock (a "Company Option") issued pursuant to any Company Stock Incentive Plan (as defined in
Section 2.4(c)) that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested and exercisable, shall become fully vested and exercisable immediately prior to, and shall be cancelled at, the Effective Time, and the holder thereof shall be entitled to receive from Acquiror an amount in cash equal to the product of (i) the excess, if any, of (x) the Per Share Amount over (y) the exercise price per share of Company Common Stock subject to such Company Option, with the aggregate amount payable rounded up to the nearest cent, and (ii) the total number of shares of Company Common Stock subject to such Company Option as in effect immediately prior to the Effective Time, less any required withholding taxes (the "Option Consideration"). The Option Consideration shall be paid in a lump sum as soon as practicable after the Effective Time but in no event later than ten (10) Business Days following the Effective Time. For purposes of this Agreement, the "Per Share Amount" shall mean $11.27 plus

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the product of (A) the Exchange Ratio and (B) the volume weighted average of the per share prices of Acquiror Common Stock on the NASDAQ for the five
(5) consecutive trading days ending two (2) days prior to the Effective
Time.

     (b) Each right to receive one share of Company Common Stock granted by the Company under any Company Stock Incentive Plan in the form of "stock units" or "restricted stock" (an "RSU") that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, become a vested right to receive the Merger Consideration in accordance with the provisions of
Section 2.1(b), as if the holder of any such RSU were, immediately prior to the Effective Time, a holder of Company Common Stock.

     (c) The 2006 Stock Incentive Plan, the Amended and Restated 2001 Management Incentive Plan and the Supplemental Executive Retirement Plan and the Amended and Restated 1998 Stock Option/Restricted Stock Plan (collectively, the "Company Stock Incentive Plans") and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary (as defined in Section 4.1(b)) thereof shall terminate as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of any equity-based right shall have any right to acquire equity securities of the Company or the Surviving Company.

     2.5.     Reservation of Right to Revise Structure

     Acquiror may at any time change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable; provided, however, that no such change shall (A) alter or change the amount or kind of the consideration to be issued to holders of Company Common Stock, Company Options or RSUs as merger consideration, (B) materially impede or delay consummation of the business combination contemplated by this Agreement or (C) adversely affect the federal income tax treatment of holders of Company Common Stock, Company Options or RSUs in connection with the business combination contemplated by this Agreement. In the event Acquiror elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

     2.6.     Withholding Rights

     Each of the Exchange Agent (as defined in Section 3.1), Acquiror or any of Acquiror's Subsidiaries shall be entitled to deduct and withhold from any payment otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to such payment under all applicable Tax (as defined in Section 4.10(n)) Laws. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the recipient of the payment in respect of which such deduction and withholding was made.

     2.7.     Certain Adjustments

     The Exchange Ratio shall be subject to appropriate adjustments from time to time after the date of this Agreement in the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding Acquiror Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in Acquiror's capitalization.

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                                ARTICLE III
             EXCHANGE OF CERTIFICATES FOR MERGER CONSIDERATION

     3.1.     Acquiror to Make Merger Consideration Available

     At or promptly after the Effective Time, Acquiror shall deposit, or shall cause to be deposited, with an exchange agent selected by Acquiror (subject to the consent, not to be unreasonably withheld, of the Company) (the "Exchange Agent"), for the benefit of the holders of (a) certificates that immediately prior to the Effective Time evidenced shares of Company Common Stock (the "Certificates") and (b) evidence of shares in book-entry form that immediately prior to the Effective Time evidenced shares of Company Common Stock, for exchange in accordance with this Article III, (i) certificates or, at Acquiror's option, evidence of shares of Acquiror Common Stock in book-entry form issuable pursuant to Section 2.1 and (ii) cash sufficient to make the payments under Sections 2.1 and 2.2. With respect to any cash deposited by Acquiror with the Exchange Agent as described in the immediately preceding sentence, the Exchange Agent shall invest such cash in the Exchange Fund as directed by Acquiror; provided that during the first nine (9) months after the Effective Time such investments shall consist solely of (i) obligations of or guaranteed by the United States of America or any agency or instrumentality thereof, (ii) money market accounts, certificates of deposit, bank repurchase agreements or banker's acceptances of inbound deposits with commercial banks having a combined capital and surplus of at least $500 million, (iii) commercial paper obligations rated P-1 or A-1 or better by Standard and Poor's or Moody's or (iv) institutional cash management funds. Any interest and other income resulting from such investments shall be paid to and be income of Acquiror. For purposes of this Agreement, the "Exchange Fund" shall mean all Acquiror Common Stock and cash deposited with the Exchange Agent pursuant to this Section 3.1. In the event that there is insufficient cash in the Exchange Fund at any time during the first nine (9) months after the Effective Time to enable the Exchange Agent to make the payments under Sections 2.1 and 2.2, Acquiror shall deposit, or cause to be deposited, with the Exchange Agent the amount necessary to cause there to be sufficient cash in the Exchange Fund to make such payments.

     3.2.     Exchange of Certificates

     (a) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate immediately prior to the Effective Time whose shares of Company Common Stock were converted into the right to receive shares of Acquiror Common Stock pursuant to Section 2.1 a customary form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) containing instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive in respect of the shares of Company Common Stock formerly represented by such Certificate and such Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable upon the surrender of the Certificates. Notwithstanding anything to the contrary contained in this Agreement, any holder of Company Common Stock that holds such shares in book-entry form (rather than through a Certificate) shall not be required to deliver a Certificate or an executed

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letter of transmittal to the Exchange Agent in order to receive the Merger
Consideration that such holder is entitled to receive pursuant to Article II.

     (b) No dividends or other distributions with respect to Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to shares of Acquiror Common Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2 until such holder shall surrender such Certificate in accordance with this Article III. After the surrender of a Certificate in accordance with this Article III, such holder thereof entitled to receive shares of Acquiror Common Stock shall be entitled to receive any such dividends or other distributions, without any interest thereon, with a record date after the Effective Time and which theretofore had become payable with respect to whole Acquiror Common Stock issuable to such holder in respect of such Certificate.

     (c) If the payment of the Merger Consideration is to be made to a person other than the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such payment shall pay to the Exchange Agent in advance any applicable stock transfer or other Taxes or shall establish to the reasonable satisfaction of the Exchange Agent that such Taxes have been paid or are not payable.

     (d) At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time.
If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article III.

     (e) Any portion of the property deposited with the Exchange Agent pursuant to Section 3.1 that remains unclaimed by the stockholders of the Company for nine (9) months after the Effective Time shall be paid, at the request of Acquiror, to or as directed by Acquiror. Any stockholders of the Company who have not theretofore complied with this Article III shall thereafter look only to Acquiror for payment of the Merger Consideration (including cash in lieu of fractional shares) and unpaid dividends and distributions on the Acquiror Common Stock deliverable in respect of each share of Company Common Stock held by such stockholder at the Effective
Time as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding anything to the contrary contained herein, none of Acquiror, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common
Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

     (f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Acquiror, the posting by such person of a bond in such amount as Acquiror or one of its Subsidiaries may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

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                                ARTICLE IV
               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company hereby represents and warrants to Acquiror that, (i) except as set forth on the Company Disclosure Letter delivered by the Company to Acquiror prior to the execution of this Agreement (the "Company Disclosure Letter"), it being understood and agreed that each item in a particular section of the Company Disclosure Letter applies only to such section and to any other section to which its relevance is reasonably apparent and (ii) other than with respect to Sections 4.2, 4.5(a), 4.6(a) and 4.8(a), except as disclosed in the Company Reports (as defined in Section 4.5(a)) filed prior to the date of this Agreement and on or after August 1, 2008 (excluding any disclosures set forth in any "risk factor" section thereof or under the heading "Forward-Looking Statements" in any such filings):

     4.1.     Corporate Organization

     (a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada. The Company has all requisite corporate power and authority to own, lease or operate all of its properties, rights and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties, rights and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. As used in this Agreement, the term "Material Adverse Effect" means, with respect to the Company or Acquiror, as the case may be, any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, developments or occurrences, (x) has a material adverse effect on the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole or (y) that prevents such party's ability to consummate the transactions contemplated hereby no later than the End Date (as defined in Section 9.1(c)); provided, however, that in determining whether a Material Adverse Effect has occurred pursuant to clause (x) above and, with respect to clause (ii) below only, clause (y) above, there shall be excluded any effect on the referenced party the cause of which is (i) any change after the date of this Agreement in Laws, rules or regulations of general applicability or in United States generally accepted accounting principles ("GAAP") or regulatory accounting requirements, (ii) the announcement of this Agreement, any action of any party to this Agreement or any of its Subsidiaries expressly required to be taken by it under this Agreement or any action or omission of any party to this Agreement or any of its Subsidiaries taken with the prior written consent of the other party to this Agreement, (iii) any changes or developments after the date of this Agreement in general economic, business or financial conditions in the United States (including changes in interest rates, credit availability and price levels or trading volumes in securities markets), provided, that the effect of such changes or developments described in this clause (iii) (including changes in interest rates, credit availability and price levels or trading volumes in securities markets) shall not be excluded to the extent of the disproportionate impact, if any, they have on such party and its Subsidiaries (relative to other participants in the industries in which such party and its Subsidiaries operate), and provided, further, that a decrease in the trading or market prices of a party's capital stock or failure to meet projections shall not be considered, by itself, to constitute a Material Adverse Effect (it being understood and agreed that the facts and circumstances giving rise to such decrease or failure may be taken into account in determining whether there has been a Material Adverse Effect), and (iv) changes in national or international political conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions, diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, provided, that the effect of such changes described in this clause (iv) shall not be excluded to the extent of the disproportionate impact, if any, they have on such party and its Subsidiaries (relative to other participants in the industries in which such party and its Subsidiaries operate). The articles of incorporation and bylaws of the Company, copies of which have been made available to Acquiror, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

     (b) Section 4.1(b) of the Company Disclosure Letter sets forth, as of the date hereof, each Subsidiary of the Company and all other entities in which the Company or any of its Subsidiaries owns, directly or indirectly, any shares of capital stock or equity interests. Each Subsidiary of the Company (i) is duly organized and validly existing as a corporation, partnership or other entity and is in good standing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and
(iii) has all requisite corporate or other power and authority to own or lease its properties, rights and assets and to carry on its business as now conducted, except, in the case of clauses (ii) and (iii), where the failure to be so licensed or qualified to do business or to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. "Subsidiary" means, with respect to any person, any corporation, partnership, joint venture, limited liability company or any other entity
(i) of which such person or a subsidiary of such person is a general partner or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity is directly or indirectly owned by such person and/or one or more subsidiaries thereof. The articles of incorporation, bylaws and similar governing documents of each Significant Subsidiary of the Company, copies of which have been made available to Acquiror, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement. "Significant Subsidiary" has the meaning ascribed to that term in Rule 1-02 of Regulation S-X under the Securities Exchange
Act of 1934, as amended (the "Exchange Act").

     4.2.     Capitalization

     (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $1.00 per share, of the Company (the "Company Preferred Stock"). As of the close of business on November 20, 2009 (the "Capitalization Date"), there were 26,257,347 shares of Company Common Stock outstanding and no shares of Company Preferred Stock outstanding. As of the close of business on the Capitalization Date, 1,695,593 shares of Company Common Stock were held in the Company's treasury. No other shares of Company Common Stock or Company Preferred Stock were issued or outstanding. As of the close of business on the Capitalization Date, no shares of Company Common Stock or Company Preferred Stock were reserved for issuance, except for (i) an aggregate of 651,113 shares of Company Common Stock reserved for issuance upon the exercise of Company Options pursuant to the Company Stock

Incentive Plans and (ii) an aggregate of 272,084 shares of Company Common Stock reserved for issuance upon the vesting of any RSU. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of the Company owns any shares of Company Common Stock (other than shares in trust accounts, managed accounts and the like for the benefit of customers or shares held in satisfaction of a debt previously contracted). From the close of business on the Capitalization Date through the date of this Agreement, there have been no issuances of shares of the capital stock or equity securities of the Company or any other securities of the Company other than issuances of shares of Company Common Stock pursuant to the exercise of Company Options or the settlement of RSU rights outstanding as of the Capitalization Date under the Company Stock Incentive Plans. Other than with respect to the Company Options and RSUs described in the third preceding sentence, neither the Company nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, convertible securities, preemptive rights, redemption rights, stock appreciation rights, stock-based performance units or other similar rights, agreements or commitments of any character relating to the purchase or issuance of any shares of the capital stock of the Company or of any of its Subsidiaries or other equity securities of the Company or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of the capital stock of the Company or any of its Subsidiaries (including any rights plan or agreement) or equity-based awards, nor is there any other agreement to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (B) issue, grant, extend or enter into any such subscription, option, warrant, call, convertible securities, stock-based performance units or other similar right, agreement, arrangement or commitment, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, the Company or any of its Subsidiaries. No Company Options or RSUs have been issued or granted on or after the Capitalization Date through the date of this Agreement. Neither the Company nor any of its Subsidiaries has any other trust capital securities or other similar securities outstanding.

     (b) Section 4.2(b) of the Company Disclosure Letter contains a list setting forth, as of the date of this Agreement, all outstanding Company Options and all other equity or equity-based awards relating to Company Common Stock, the names of the optionees or grantees thereof, identification of any such optionees or grantees that are not current or former employees, directors or officers of the Company, the date each such Company Option or other award was granted, the number of shares of Company Common Stock subject to each such Company Option or underlying each such other award, the expiration date of each such Company Option or other award, any vesting schedule with respect to a Company Option which is not yet fully vested and the date on which each other award is scheduled to be settled or become free of restrictions, the price at which each such Company Option may be exercised (or base price with respect to stock appreciation rights, if any) and the closing price of one share of Company Common Stock on the date of grant of each of the foregoing. The exercise price per share of each Company Option was, on the applicable date of grant of the Company Option, no less than the fair market value of one share of Company Common Stock on such grant date.

     (c) Section 4.2(c) of the Company Disclosure Letter lists the name, jurisdiction of incorporation, authorized and outstanding shares of capital stock or other equity interests and record and beneficial owners of such
capital stock or other equity interests for each Subsidiary.   The Company
owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of the Company's Subsidiaries, free and clear of any liens, pledges, charges, encumbrances, adverse rights or claims and security interests whatsoever ("Liens"), and all of such shares or other equity interests are, to the extent applicable, duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

     (d) Except for the ownership of the Company's Subsidiaries and for investments held in a fiduciary capacity for the benefit of customers or acquired after the date of this Agreement in satisfaction of debts previously contracted in good faith, neither the Company nor any of its Subsidiaries beneficially owns or controls, directly or indirectly, any shares of stock or other equity interest in any corporation, firm, partnership, joint venture or other entity.

     (e) The Company does not have outstanding any bonds, debentures, notes or other indebtedness having the right to vote (or are convertible into, or exchangeable for, securities having the right to vote) on any matters on which its stockholders may vote, and neither it nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of its capital stock, voting securities or other equity interests. Neither the Company nor any of its Subsidiaries has any outstanding obligations to repurchase, redeem or otherwise acquire any of its shares of capital stock, voting securities, other equity interests or rights (other than a cashless exercise of Company Options outstanding as of the date hereof in accordance with the terms thereof).

     4.3.     Authority; No Violation

     (a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the approval of this Agreement by the Required Company Vote (as defined in Section 4.12(b)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly approved by all necessary corporate and stockholder action of the Company, and no other corporate or stockholder proceedings on the part of the Company (subject, in the case of the consummation of the Merger, to the approval of this Agreement by the Required Company Vote) are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Acquiror) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

     (b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the articles of incorporation or bylaws of the Company or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents, approvals and waiting periods referred to in Section 4.4 are duly obtained or satisfied, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, award, writ, decree or injunction issued, promulgated or entered into by or with any Governmental Entity (as defined in Section 4.4) (each, a "Law") applicable to the Company or any of its Subsidiaries or any of their respective properties, rights or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, or require redemption or repurchase or otherwise require the purchase or sale of any securities, constitute a default under, result in the termination of or a right of termination, modification or cancellation under, accelerate the performance required by, or result in the creation of any Lien (or have any of such results or effects upon notice or lapse of time, or both) upon any of the respective properties, rights or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, permit, concession, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties, rights, assets or business activities may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches, defaults or other events which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (c) In accordance with Section 92A.390 of the NRS, no appraisal or dissenters' rights shall be available to holders of the Company Common Stock in connection with the Merger.

     4.4.     Consents and Approvals

     Except for (i) the filing with NASDAQ of a notification of the listing on NASDAQ, subject to official notice of issuance, of the shares of Acquiror Common Stock to be issued in accordance with Article III hereof,
(ii) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement in definitive form relating to the meeting of the stockholders of the Company to be held to vote on the approval of this Agreement (the "Proxy Statement/Prospectus") and the filing and declaration of effectiveness of the registration statement on Form S-4 (the "Form S-4") in which the Proxy Statement/Prospectus will be included as a prospectus and any filings or approvals under applicable state securities laws, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the Articles of Merger with the Secretary of State of the State of Nevada, (iv) the approval of this Agreement by the Required Company Vote, (v) the consents and approvals set forth in Section 4.4 of the Company Disclosure Letter, (vi) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the expiration or termination of any applicable waiting periods thereunder, (vii) the consents, authorizations, approvals, filings or exemptions in connection with the applicable provisions of federal or state securities Laws or the rules or regulations of any applicable self-regulatory organization, in any such case relating to the regulation of collateralized lending, financing and leasing services and (viii) the consents, authorizations, approvals, filings and registrations of third parties which are not Governmental Entities, the failure of which to obtain or make has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or Acquiror, no consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental or regulatory authority or instrumentality or self-regulatory organization (each, a "Governmental Entity") or of or with any other third party by and on behalf of the Company are necessary in connection with (A) the execution and delivery by the Company of this Agreement and (B) the consummation by the Company of the Merger and the other transactions contemplated hereby.

     4.5.     SEC Documents; Other Reports; Internal Controls

     (a) The Company has filed all required reports, forms, schedules, registration statements and other documents with the SEC since August 1, 2006 (the "Company Reports") and has paid all fees and assessments due and payable in connection therewith. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Company Reports complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company Reports, and none of the Company Reports when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has made available to Acquiror true, correct and complete copies of all written correspondence between the SEC and the Company and any of its Subsidiaries occurring since January 1, 2008 and prior to the date of this Agreement. There are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Company Reports. None of the Company's Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

     (b) The Company and each of its Subsidiaries have timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since August 1, 2006 with any Governmental Entity (other than the SEC) and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of the Company and its Subsidiaries, no Governmental Entity has notified the Company that it has initiated any proceeding or, to the knowledge of the Company, threatened an investigation into the business or operations of the Company or any of its Subsidiaries since August 1, 2006. There is no material unresolved violation or exception by any Governmental Entity with respect to any report, form, schedule, registration, statement or other document filed by, or relating to any examinations by any such Governmental Entity of, the Company or any of its Subsidiaries.

     (c) The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company's auditors and the audit committee of the Company's board of directors and in Section 4.5(c) of the Company Disclosure Letter (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company's ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting.

     (d) The Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

     (e) The Company has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to the Company and its Subsidiaries is (i) recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and
(ii) accumulated and communicated to the management of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Company Reports.

     (f) Since August 1, 2006, (x) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the board of directors of the Company or any committee thereof or to any director or officer of the Company.

     4.6.     Financial Statements; Undisclosed Liabilities

     (a) The financial statements of the Company (including any related notes and schedules thereto) included in the Company Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, (i) for normal adjustments and accruals necessary to provide a fair presentation for the periods presented and (ii) as permitted by Form 10-Q of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries and the consolidated results of operations, changes in stockholders' equity and cash flows of such companies as of the dates and for the periods shown.
The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions.

     (b) Except for (i) those liabilities that are reflected or reserved for in the consolidated financial statements of the Company included in its Annual Report on Form 10-K for the fiscal year ended July 31, 2009, as filed with the SEC or (ii) liabilities incurred since July 31, 2009 in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries has incurred any material liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due).

     4.7.     Broker's Fees

     Except for Keefe, Bruyette & Woods, Inc., neither the Company nor any Subsidiary thereof nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the

Merger or any other transaction contemplated by this Agreement. True, correct and complete copies of all agreements with Keefe, Bruyette & Woods, Inc. relating to any such fees or commissions have been furnished to Acquiror prior to the date hereof.

     4.8.     Absence of Certain Changes or Events

     Since July 31, 2009 (a) no event has occurred or circumstance has arisen which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and (b) none of the Company or any of its Subsidiaries has taken any action that would have been prohibited by Section 6.2 (other than subsection (i)) if taken after the date of this Agreement.

     4.9.     Legal Proceedings

     (a) Neither the Company nor any of its Subsidiaries (or, to the knowledge of the Company, any of the current or former directors or executive officers of the Company or any of its Subsidiaries) is a party to any, and there are no pending or, to the Company's knowledge, threatened legal, administrative, arbitral or other proceedings or actions or, to the Company's knowledge, claims or governmental or regulatory investigations
(i) of any material nature against such person (in the case of any such proceeding, claim, action or investigation relating to such a director or executive officer, to the extent related to or affecting the business of the Company or any of its Subsidiaries) or (ii) as of the date hereof challenging the validity of the transactions contemplated by this Agreement.

     (b) There is no material injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries other than in connection with a workout in the ordinary course of business consistent with past practice of a Finance Receivable (as defined in Section 4.22(a)).

     (c) Since August 1, 2007, (i) there have been no subpoenas, written demands, inquiries or information requests received by the Company or any of its Subsidiaries from any Governmental Entity other than (x) in matters in which the Company or any of its Subsidiaries is a plaintiff and involved in a workout in the ordinary course of business consistent with past practice of a Finance Receivable, (y) for subpoenas, written demands, inquiries or information requests received in the ordinary course of business consistent with past practice relating to customers of the Company or any of its Subsidiaries who have outstanding Finance Receivables or (z) with respect to matters relating to any Tax and (ii) no Governmental Entity has requested that the Company or any of its Subsidiaries enter into a settlement negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand, inquiry or information request other than (x) in the context of the bankruptcy of a party to a Finance Receivable (other than the Company or any of its Subsidiaries) or
(y) with respect to matters relating to any Tax.

     4.10.    Taxes

     (a) With respect to the Company or any of its Subsidiaries (i) no audit assessment, dispute or claim concerning any material Tax liability is being conducted, is to the Company's knowledge pending or has been threatened by a Governmental Entity; (ii) each has (x) duly and timely filed (including pursuant to applicable extensions granted without penalty) all material Tax Returns (as defined in Section 4.10(n)) required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, and (y) timely paid in full all material Taxes due or, where payment is not yet due, has made adequate provision in the financial statements of the Company (in accordance with GAAP) for all such Taxes, whether or not shown as due on such Tax Returns; (iii) no material deficiencies for any Taxes have been proposed, threatened, asserted or assessed against or with respect to any Taxes due by or Tax Returns of the Company or any of its Subsidiaries; (iv) there are no material Liens for Taxes upon the assets of either the Company or its Subsidiaries; and (v) no written claim has ever been made by any Governmental Entity in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns that it is or may be subject to any material Tax liability by that jurisdiction.

     (b) Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of an affiliated group (other than a group the common parent of which is the Company) filing a consolidated tax return or (ii) has any material liability for Taxes of any person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

     (c) None of the Company or any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing, Tax indemnity or Tax allocation agreement or similar contract or arrangement.

     (d) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to the Company or any of its Subsidiaries.

     (e) None of the Company or any of its Subsidiaries has been either a "distributing corporation" or a "controlled corporation" in a distribution occurring during the last five (5) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

     (f) All material Taxes required to be withheld, collected or deposited by or with respect to the Company and each Subsidiary have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant Governmental Entity. The Company and each of its Subsidiaries have complied in all material respects with all information reporting requirements imposed by the Code (or any similar provision under any state or local law).

     (g) Neither the Company nor any of its Subsidiaries has requested or been granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment or collection of, any material Tax.

     (h) Neither the Company nor any of its Subsidiaries has entered into any transactions that are or would be part of any "reportable transaction" or that could give rise to any list maintenance obligation under Sections
6011, 6111 or 6112 of the Code (or any similar provision under any state or local law) or the regulations thereunder.

     (i) Neither Acquiror nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Effective Time as a result of any (i) change in method of accounting either imposed by the

Internal Revenue Service or voluntarily made by the Company or any of its Subsidiaries on or prior to the Closing Date, (ii) intercompany transaction (including any intercompany transaction subject to Sections 367 or 482 of the Code) or excess loss account described in Treasury Regulations under
Section 1502 of the Code (or any similar provision of state, local, or foreign income Tax law), (iii) installment sale or open transaction arising in a taxable period (or portion thereof) ending on or prior to the Closing Date, (iv) a prepaid amount received or paid prior to the Closing Date, or
(v) deferred gains arising prior to the Closing Date.

     (j) Neither the Company nor any of its Subsidiaries is or has been a United States real property holding corporation within the meaning of
Section 897(c)(2) of the Code.

     (k) The Company has provided Acquiror with complete and accurate information regarding all material Financial Accounting Standards Board
(FASB) Interpretation No. 48 matters with respect to the Company and its Subsidiaries, including any work papers and supporting statements relevant to such matters.

     (l) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or has knowledge of any fact, agreement, plan or other circumstance that is reasonably likely to prevent or impede the Merger from qualifying as a "reorganization" under Section 368(a) of the Code.

     (m) Neither the Company nor any of its Subsidiaries is or has been an investment company within the meaning of Section 368(a)(2)(F)(iii) and (iv) of the Code.

     (n)  For purposes of this Agreement:

     (i) "Tax" or "Taxes" shall mean all federal, state, local, foreign and other taxes, levies, imposts, assessments, duties, customs, fees, impositions or other similar government charges, including, but not limited to income, estimated income, business, occupation, franchise, real property, payroll, personal property, sales, transfer, stamp, use, escheat, employment-related, commercial rent or withholding, net worth, occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty, utility, environmental, value-added, recapture or other taxes, including any interest, penalties, fines and additions (to the extent applicable) thereto, whether disputed or not; and

     (ii) "Tax Return" shall mean any return, report, declaration, information return or other document (including any related or supporting information) filed with or submitted to, or required to be filed with or submitted to any Governmental Entity with respect to Taxes, including all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments, supplements or attached schedules to any of the foregoing.

     4.11.    Employees; Employee Benefit Plans

     (a) Each (i) "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including multiemployer plans within the meaning of ERISA Section 3(37)) (an "ERISA Employee Benefit Plan") and (ii) stock purchase, stock incentive, severance, employment, loan, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise) under which (x) any current or former employee, officer, director, consultant or independent contractor of the Company or any of its Subsidiaries ("Company Employees") has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or any of its Subsidiaries or (y) under which the Company or any of its Subsidiaries has any present or future liability (all arrangements described in this clause (ii), collectively, the "Compensation Agreements") shall be collectively referred to as the "Plans". Section 4.11(a) of the Company Disclosure Letter contains a true and complete list of all material Compensation Agreements and each material ERISA Employee Benefit Plan.

     (b) With respect to each material Plan, the Company has delivered to Acquiror or made available a current, accurate and complete copy thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) the most recent summary plan description and any subsequent summaries of material modifications and any material written communications by the Company or any of its Subsidiaries to Company Employees within the most recent 12 months regarding any commitments to provide additional benefits or compensation to any such Company Employees; and (iv) for the three (3) most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

     (c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company,
(i) each Plan has been established and administered in all respects in accordance with its terms, and in all respects in compliance with the applicable provisions of ERISA, the Code and other applicable Laws; (ii) no "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Plan; and
(iii) each "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code) has been operated in good faith compliance with
Section 409A of the Code and the guidance promulgated thereunder by the Department of Treasury.

     (d)  Each Plan which is intended to be qualified within the meaning of
Section 401(a) of the Code has received a favorable determination letter or opinion letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification.

     (e) No Plan is a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA), and no Plan is subject to Title IV of ERISA.

     (f) With respect to any Plan, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and (ii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Department of Treasury, the Internal Revenue Service or other governmental agencies are pending or, to the knowledge of the Company, threatened.

     (g) No material Plan exists that would reasonably be expected to (i) result in the payment to any present or former Company Employee of any money or other property, (ii) accelerate or provide any other rights or benefits to any present or former Company Employee or (iii) require the funding of any trust for the benefit of any present or former Company Employee, in each case as a result of the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)). There is no Plan that, individually or collectively, would reasonably be expected to give, or which has given, rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G in connection with the transactions contemplated under this Agreement.

     (h) No RSU provides for the deferral, beyond the Closing Date, of the payment of any compensation under any Plan that is subject to Section 409A of the Code.

     4.12.    Board Approval; Stockholder Vote Required

     (a) The board of directors of the Company, by resolutions duly adopted by unanimous vote of the entire board of directors at a meeting duly called and held (the "Company Board Approval"), has (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders and declared the Merger to be advisable, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby, and (iii) recommended that the stockholders of the Company adopt this Agreement and directed that such matter be submitted for consideration by the stockholders of the Company at the Company Stockholders Meeting (as defined in Section 7.3(a)).

     (b) The affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock to adopt this Agreement (the "Required Company Vote") is the only vote of the holders of any class or series of the Company capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

     (c)  None of the requirements of the "control share" statute set forth in
Section 78.378 et seq. of the NRS, the "business combination" statute set forth in Section 78.411 et seq. of the NRS or any other "moratorium,"
"control share," "fair price," "affiliate transaction," "business combination" or other anti-takeover laws and regulations of any state are applicable to this Agreement, the Merger and the other transactions contemplated hereby. The Company has taken all action required to be taken by it in order to make this Agreement, the Merger and the other transactions contemplated hereby comply with, and this Agreement, the Merger and the other transactions contemplated hereby do comply with, the requirements of any articles, sections or provisions of the Company's articles of incorporation or bylaws concerning "business combination,"
"fair price," "voting requirement," "constituency requirement" or other related provisions.

     4.13.    Compliance with Applicable Law

     The Company and each of its Subsidiaries hold, and have since
August 1, 2006 held, all licenses, franchises, permits and authorizations which are required for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable Law, except where the failure to hold such license, franchise, permit or authorization has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and each of its Subsidiaries have complied in all material respects with, and are not in default or violation in any material respect of, any applicable Law, including without limitation, all Laws related to data protection or privacy, the USA Patriot Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and any other Law relating to discriminatory lending, financing or leasing practices, and the Sarbanes-Oxley Act. The Company and each of its Subsidiaries have complied with, and are not in default or violation of, any posted or internal privacy policies relating to data protection or privacy, including without limitation, the protection of personal information, except where the failure to so comply or the default or violation thereof has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has knowledge of, or has received, since August 1, 2006, notice of, any material defaults or material violations of any applicable Law.

     4.14.    Certain Contracts

     (a) As of the date hereof, neither the Company nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC or required to be disclosed by the Company on a Current Report on Form 8-K) to be performed in whole or in part after the date of this Agreement,
(ii) which limits the freedom of the Company or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, or to use the name Financial Federal Corporation or any variant thereof, or which requires referrals of business or requires the Company or any of its Subsidiaries to make available investment opportunities to any person on a priority or exclusive basis, (iii) which relates to the incurrence of indebtedness by the Company or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (iv) which grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or any of its Subsidiaries, (v) which limits the payment of dividends by the Company or any of its Subsidiaries, (vi) which relates to a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties, (vii) which relates to an acquisition, divestiture, merger or similar transaction and which contains material representations, covenants, indemnities or other obligations (including indemnification, "earn-out" or other contingent obligations) that are still in effect, (viii) which provides for material payments to be made by the Company or any of its Subsidiaries upon a change in control thereof, (ix) which is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $500,000 per annum (other than any such contracts which are terminable by the Company or its applicable Subsidiary on 60 days or less notice without any required payment or other conditions (other than the condition of notice)), (x) which is not of the type described in clauses (i) through (ix) above and which involved payments by, or to, the Company or any of its Subsidiaries in fiscal year ended July 31, 2009, or which could reasonably be expected to involve such payments during fiscal year ending July 31, 2010, of more than $500,000 (other than pursuant to Finance Receivables), or (xi) which relates to material Proprietary Rights (as defined in Section 4.21) (including permitting the use of the name Financial Federal Corporation or any variant thereof). Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not publicly disclosed in the Company Reports filed since January 1, 2009 and prior to the date hereof, is referred to herein as a "Company Contract". The Company has made available to Acquiror true, correct and complete copies of each written Company Contract.

     (b) Except as would not be material to the Company and its Subsidiaries taken as a whole, (i) each Company Contract is valid and binding on the Company or its applicable Subsidiary and in full force and effect and, to the knowledge of the Company, is valid and binding on the other parties thereto, (ii) the Company and each of its Subsidiaries and, to the knowledge of the Company, each of the other parties thereto, has performed all obligations required to be performed by it to date under each Company Contract and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, under any such Company Contract.

     4.15.    Agreements with Regulatory Agencies

     Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, whether or not set forth in Section 4.15 of the Company Disclosure Letter, a "Company Regulatory Agreement") any Governmental Entity that restricts, or by its terms will in the future restrict, the conduct of its business or that in any manner relates to its capital adequacy, its credit or risk management policies, its dividend policies, its management, its business or its operations, nor has the Company or any of its Subsidiaries been notified by any Governmental Entity that it is considering issuing or requesting (or is considering the appropriateness of issuing or requesting) any Company Regulatory Agreement. To the knowledge of the Company, there are no investigations relating to any material regulatory matters pending before any Governmental Entity with respect to the Company or any of its Subsidiaries.

     4.16.    Company Information

     The information relating to the Company and its Subsidiaries to be provided by the Company for inclusion in the Proxy Statement/Prospectus, the Form S-4, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus (except for such portions thereof as relate only to Acquiror or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     4.17.    Title to Property

     (a) The Company and its Subsidiaries do not own any real property other than real property which the Company or any if its Subsidiaries has foreclosed in connection with the enforcement of rights under a Finance Receivable and which real property, as of the date hereof, is set forth in Section 4.17(a) of the Company Disclosure Letter.

     (b) The Company and its Subsidiaries have good, valid and marketable title to all tangible personal property owned by them, free and clear of all Liens (other than Liens (i) arising out of any securitization facility, (ii) for Taxes, assessments and similar charges not yet due or being contested in good faith and (iii) mechanics, materialman's, carrier's, repairer's and other similar Liens arising in the ordinary course or business), except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (c) All leases of real property by the Company or a Subsidiary, as lessee, are valid and binding in accordance with their respective terms, and there is not under any such lease any material existing default by the Company or such Subsidiary or, to the knowledge of the Company, any other party thereto, or any event which with notice or lapse of time or both would constitute such a default, and, in the case of leased premises, the Company or such Subsidiary quietly enjoys the use of the premises provided for in such lease, except in any such case as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse
Effect on the Company. Section 4.17(c) of the Company Disclosure Letter sets forth a true, correct and complete list of all material leases of real property under which the Company or any of its Subsidiaries leases any real property or interests in real property, identifying the owner and address thereof. The Company has made available to Acquiror true, correct and complete copies of each such material lease of real property.

     4.18.    Insurance

     The Company and its Subsidiaries are insured with financially sound insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice. Section 4.18 of the Company Disclosure Letter contains a true, correct and complete list and a brief description (including name of insurer, agent, coverage and expiration date) of all material insurance policies in force on the date hereof with respect to the business and assets of the Company and its Subsidiaries (other than insurance policies under which the Company or any Subsidiary thereof is named as a loss payee, insured or additional insured as a result of its position as a secured lender on specific Finance Receivables). The Company and its Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     4.19.    Environmental Liability

     Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, there are no legal, administrative, arbitral or other proceedings, claims, actions, or to the knowledge of the Company private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligation arising under common law standards relating to environmental protection, human health or safety, or under any local, state or federal Law relating to the protection of the environment or human health or safety, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), as amended (collectively, the "Environmental Laws"), pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries. Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, to the knowledge of the Company, there are no past, present, or reasonably anticipated future facts, occurrences or circumstances that would reasonably be expected to give rise to any such proceeding, claim, action or governmental investigation that would impose any such liability or obligation other than with respect to real property securing Finance

Receivables or on which the Company or any of its Subsidiaries may foreclose in connection with the enforcement of rights under a Finance Receivable. Other than with respect to real property securing Finance Receivables or on which the Company or any of its Subsidiaries foreclosed in connection with the enforcement of rights under a Finance Receivable, during or, to the knowledge of the Company prior to, the period of (i) its or any of its Subsidiaries' ownership or operation of any of their respective current or to the Company's knowledge former properties, (ii) its or any of its Subsidiaries' participation in the management of any property, or (iii) its or any of its Subsidiaries' holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials, gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants or other materials regulated pursuant to, or that would reasonably be expected to give rise to liability under Environmental Laws ("Materials of Environmental Concern") in, on, under or affecting any such property which have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Environmental Law or relating to Materials of Environmental Concern.

     4.20.    Opinion of Financial Advisor

     The Company has received the opinion of Keefe, Bruyette &
Woods, Inc., dated as of the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock.

     4.21.    Intellectual Property

     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company,
(i) the Company and each of its Subsidiaries owns or possesses, or is licensed or otherwise has the right to use, all proprietary and intellectual property rights, including all trademarks, trade dress, trade names, service marks, domain names, patents, technology, inventions, trade secrets, know-how and copyrights and works of authorship ("Proprietary Rights"), that are used in the conduct of their existing businesses free and clear of all Liens and any claims of ownership by current or former employees or contractors, (ii) neither the Company nor any of its Subsidiaries is bound by or a party to any licenses or agreements of any kind with respect to any Proprietary Rights which it claims to own or possess, license or otherwise have the right to use (other than nonexclusive licenses to the Company or its Subsidiaries for the use of products, services, software or data in the ordinary course of business, including any shrink-wrap, click-through or other commercially available or non-customized licenses) and (iii) neither the Company nor any of its Subsidiaries to the Company's knowledge is infringing, diluting, misappropriating or violating, nor has the Company or any of its Subsidiaries received any communications alleging that any of them has infringed, diluted, misappropriated or violated, any of the Proprietary Rights of any other person. To the Company's knowledge, no other person is infringing, diluting, misappropriating or violating, nor has the Company or any or its Subsidiaries sent any communications within the past two (2) years alleging that any person has infringed, diluted, misappropriated or violated, any of the Proprietary Rights of the Company and its Subsidiaries. The Company and each of its Subsidiaries take reasonable actions to protect and maintain all (a) material Proprietary Rights and (b) the security and integrity of their software, databases, networks, systems, equipment and hardware and protect same against unauthorized use, modification, or access thereto, or the introduction of any viruses or other unauthorized or damaging or corrupting elements. The Company's and its Subsidiaries' computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communication lines and all other information technology equipment and all associated documents (the "IT Assets") operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company in connection with its business, and have not materially malfunctioned or failed within the past two (2) years. To the Company's knowledge, no person has gained unauthorized access to the IT Assets. The Company has implemented reasonable backup and disaster recovery technology consistent with industry practices.

     4.22.    Finance Receivable Matters

     (a) (i) Section 4.22(a) of the Company Disclosure Letter sets forth a list of all outstanding loans, leases, installment sales and other extensions of credit (including commitments to extend credit) ("Finance Receivables") as of the date hereof by the Company and its Subsidiaries to any directors, executive officers and principal stockholders of the Company or any of its Subsidiaries, (ii) there are no employee, officer, director or other affiliate Finance Receivables on which the borrower is paying a rate other than that reflected in the note, lease, installment sale contract or other relevant credit or security agreement or on which the borrower is paying a rate which was below market at the time the Finance Receivable was originated and (iii) all such Finance Receivables are and were originated in compliance in all material respects with all applicable Laws.

     (b) Each outstanding Finance Receivable was solicited and originated, and is and has been since August 1, 2006 administered and, where applicable, serviced, and the relevant Finance Receivable files are being maintained, in all material respects in accordance with the relevant notes, leases, installment sale contracts or other credit or security documents, the Company's written underwriting standards (and, in the case of Finance Receivables held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of Laws, except for such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (c) Neither the Company nor any of its Subsidiaries is party to any agreement pursuant to which the Company or any of its Subsidiaries has sold Finance Receivables or pools of Finance Receivables or participations in Finance Receivables or pools of Finance Receivables.

     (d) Section 4.22(d) of the Company Disclosure Letter identifies (A) each Finance Receivable that as of July 31, 2009 had an outstanding balance and/or unfunded commitment of $500,000 or more and that as of such date (i) was contractually past due 90 days or more in the payment of principal and/or interest other than those for which there is adequate collateral or short term remediation, (ii) was on non-accrual status, (iii) where a specific reserve allocation exists in connection therewith, or (iv) which is required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15 and (B) each asset of the Company or any of its Subsidiaries with a value over $500,000 that as of July 31, 2009 was classified as an asset to satisfy Finance Receivables, including repossessed equipment, and the book value thereof as of such date. For each Finance Receivable identified in response to clause (A) above, Section 4.22(d) of the Company Disclosure

Letter sets forth the outstanding balance, including accrued and unpaid interest, on each such Finance Receivable and the identity of the borrower thereunder.

     (e) Except as would not have a material impact on the Company and its Subsidiaries taken as a whole, each outstanding Finance Receivable (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the Company's knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, in each of clauses (ii) and (iii) subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. The notes, leases, installment sale contracts or other credit or security documents with respect to each such outstanding Finance Receivable were in compliance in all material respects with all applicable Laws at the time of origination or purchase by the Company or its Subsidiaries and are complete and correct in all material respects.

     4.23.    Securitization Matters

     (a) None of the Company or any of its Subsidiaries has entered into any Company Securitization Document (as defined in Section 4.23(d)) other than in connection with on balance sheet financings with indebtedness secured by bank conduits (each, a "Company Financing"). No Company Financing includes any certificates, gain on sale transactions, variable interests or retained equity, and the Company consolidates all indebtedness and related assets for each Company Financings as required by GAAP.

     (b) Each of the Company Securitization Documents to which the Company, any of its Subsidiaries, or any Company Securitization Trust (as defined in Section 4.23(d)), as the case may be, is a party, is in full force and effect and is a valid, binding and enforceable obligation of the Company, such Subsidiary or any Company Securitization Trust, as the case may be, and, to the knowledge of the Company, of the other parties thereto, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and general principles of equity. The
Company, each of its Subsidiaries and each Company Securitization Trust and, to the knowledge of the Company, each of the other parties thereto, has performed all obligations required to be performed by it to date under each Company Securitization Document to which the Company, any of its Subsidiaries, or any Company Securitization Trust, as the case may be, is a party. No event or condition exists which does now or with either notice or the passage of time would constitute a default or event of default under any Company Securitization Document to which the Company, any of its Subsidiaries, or any Company Securitization Trust, as the case may be, is a party.

     (c) Since August 1, 2006, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of any Company Securitization Trust or their respective internal accounting controls.

     (d) For purposes of this Agreement, the following terms shall have the meanings assigned below:

          "Company Securitization Documents" includes each security issued by any Company Securitization Trust, and each loan sale agreement, pooling and servicing agreement, indenture, bond insurance agreement (and related policy), pool insurance agreement (and related policy), guarantee, swap or derivative contract, prospectus, offering circular, underwriting agreement, purchase agreement and each other material agreement related to any such security and each supplement, terms or pricing agreement or other agreement relating to the foregoing and each document required to be delivered in connection therewith.

          "Company Securitization Trust" means any trust or other special purpose vehicle created by the Company.

     4.24.    Transactions with Affiliates

     There are no agreements, contracts, plans, arrangements or other transactions between the Company or any of its Subsidiaries, on the one hand, and any (i) officer or director of the Company or any of its Subsidiaries, (ii) record or beneficial owner of five percent (5%) or more of the voting securities of the Company, (iii) affiliate or family member of any such officer or director or any such record or beneficial owner or
(iv) any other affiliate of the Company, on the other hand, except for (a) those of a type available to employees of the Company generally, (b) RSUs, Company Options and agreements, contracts, plans or arrangements otherwise related to employee compensation and (c) as disclosed in the Company Reports, the purchases from time to time (including since the most recent Company Report) by officers and directors of the Company or its Subsidiaries of the Company's commercial paper. As used in this Agreement, "affiliate" means (unless otherwise specified), with respect to any person, any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified person and "control," with respect to the relationship between or among two or more persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

     4.25.    Labor Matters

     Neither the Company nor any of its Subsidiaries is a party to or is bound by or is currently negotiating any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither the Company nor any of its Subsidiaries is the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor, to the Company's knowledge, is any such proceeding threatened, and there is no strike or other material labor dispute or disputes involving it or any of its Subsidiaries pending, or to the Company's knowledge, threatened. To the knowledge of the Company, there is no activity involving its or any of its Subsidiaries' employees involving an attempt to certify a collective bargaining unit or other organizational activity. No material action, suit, arbitration, proceeding or, to the Company's knowledge, claim or investigation by or before any court, governmental agency, administrative agency or commission brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of the Company or any of its Subsidiaries' employees is pending or, to the knowledge of the Company, threatened. The Company and its Subsidiaries are in material compliance with all applicable laws, agreements, contracts, and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment, and each individual who is treated by the Company or its

Subsidiaries as an exempt employee under any federal or state law, or as an independent contractor, is properly so treated under applicable law. As of the date hereof, neither the Company nor any of its Subsidiaries have closed any plant or facility or effectuated any layoffs of employees, nor has any such action or program been announced for the future, that would reasonably be expected to give rise to any material liability under the Worker Adjustment and Retraining Notification Act or any similar state or local law or regulation.

     4.26.    Derivative Instruments and Transactions

     (a) All Derivative Transactions (as defined in Section 4.26(b)) whether entered into for the account of the Company or any of its Subsidiaries or for the account of a customer of the Company or any of its Subsidiaries,
(i) were entered into in the ordinary course of business consistent with past practice and in accordance with applicable rules, regulations and policies of all applicable Governmental Entities and with counterparties believed to be financially responsible at the time, (ii) are legal, valid and binding obligations of the Company or one of its Subsidiaries and, to the knowledge of the Company, each of the counterparties thereto and (iii) are in full force and effect and enforceable in accordance with their terms. The Company or its Subsidiaries and, to the knowledge of the Company, the counterparties to all such Derivative Transactions, have duly performed, in all material respects, their obligations thereunder to the extent that such obligations to perform have accrued. To the knowledge of the Company, there are no material breaches, violations or defaults or allegations or assertions of such by any party pursuant to any such Derivative Transactions. The financial position of the Company and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the books and records of the Company and such Subsidiaries in accordance with GAAP consistently applied.

     (b) For purposes of this Agreement, the term "Derivative Transaction" means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to (i) one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or (ii) any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

     4.27.    Approvals

     As of the date of this Agreement, the Company has no knowledge of any reason relating to it or its Subsidiaries why all regulatory approvals from any Governmental Entity required to consummate the transactions contemplated hereby should not be obtained on a timely basis.

                                 ARTICLE V
                REPRESENTATIONS AND WARRANTIES OF ACQUIROR

          Acquiror hereby represents and warrants to the Company that, (i) except as set forth on the Acquiror Disclosure Letter delivered by Acquiror to the Company prior to the execution of this Agreement (the "Acquiror Disclosure Letter"), it being understood and agreed that each item in a particular section of the Acquiror Disclosure Letter applies only to such section and to any other section to which its relevance is reasonably apparent and (ii) other than with respect to Sections 5.2, 5.5(a), 5.6(a) and 5.8, except as disclosed in the Acquiror Reports (as defined in Section

5.5(a)) filed prior to the date of this Agreement and on or after January 1, 2008 (excluding any disclosures set forth in any "risk factor" section thereof or under the heading "Forward-Looking Statements" in any such filings):

     5.1.     Corporate Organization

     Acquiror is duly organized and validly existing as a savings and loan holding company incorporated under the Laws of the State of Delaware. Acquiror has all requisite corporate power and authority to own, lease or operate all of its properties, rights and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties, rights and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror. The copies of the certificate of incorporation and bylaws of Acquiror which have been made available to the Company, are true, correct and complete copies of such documents as in full force and effect as of the date of this Agreement.

     5.2.     Capitalization

     The authorized capital stock of Acquiror consists of 1,950,000,000 shares of Acquiror Common Stock and 50,000,000 shares of Acquiror Preferred Stock. As of the close of business on the Capitalization Date, there were 348,313,919 shares of Acquiror Common Stock outstanding and no shares of Acquiror Preferred Stock outstanding. As of the close of business on the Capitalization Date, no shares of Acquiror Common Stock or Acquiror Preferred Stock were reserved for issuance, except for (i) an aggregate of 10,920,513 shares of Acquiror Common Stock reserved for issuance upon the exercise of options to purchase Acquiror Common Stock, (ii) 8,781,998 shares of Acquiror Common Stock reserved for issuance pursuant to the Acquiror 2008 Long-Term Incentive Plan, (iii) 6,036,630 shares of Acquiror Common Stock reserved for issuance pursuant to the Acquiror 2007 Stock Option Plan, (iv) 3,205,268 shares of Acquiror Common Stock reserved for issuance pursuant to the Acquiror 2007 Recognition and Retention Plan and
(v) 312,765 shares of Acquiror Common Stock reserved for issuance pursuant to the Acquiror Directors' Equity Compensation Plan. All of the issued and outstanding shares of Acquiror Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the close of business on the Capitalization Date, except as set forth in this Section 5.2, neither Acquiror nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, convertible securities, preemptive rights, redemption rights, stock appreciation rights, stock-based performance units or other similar rights, agreements, arrangements or commitments of any character relating to the purchase or issuance of any shares of Acquiror's capital securities or other equity securities of Acquiror or any securities representing the right to purchase or otherwise receive any shares of Acquiror's capital securities or equity-based awards, nor is there any agreement, to which Acquiror or any of its Subsidiaries is a party obligating Acquiror or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of Acquiror or securities convertible into or exchangeable for such shares or equity interests, (B) issue, grant, extend or enter into any such subscription, option, warrant, call, convertible securities, stock-based performance units or other similar right, agreement, arrangement or commitment, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, Acquiror or any of its Subsidiaries. Neither Acquiror nor any of its Subsidiaries has any other trust capital securities or other similar securities outstanding.
The shares of Acquiror Common Stock to be issued pursuant to the Merger have been duly authorized and, at the Effective Time, all such shares will be validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

     5.3.     Authority; No Violation

     (a) Acquiror has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Acquiror of the transactions contemplated hereby has been duly and validly approved by all necessary corporate and stockholder action of Acquiror, and no other corporate or stockholder proceedings on the part of Acquiror is necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Acquiror and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

     (b) Neither the execution and delivery of this Agreement by Acquiror, nor the consummation by Acquiror of the transactions contemplated hereby, nor compliance by Acquiror with any of the terms or provisions hereof, will (i) violate any provision of the certificate of incorporation, bylaws or similar governing documents of Acquiror or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents, approvals and waiting periods referred to in Section 5.4 are duly obtained or satisfied, (x) violate any Law applicable to Acquiror or any of its Subsidiaries or any of their respective properties, rights or assets, or
(y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, result in the termination of or a right of termination, modification or cancellation under, accelerate the performance required by, or result in the creation of any Lien (or have any of such results or effects upon notice or lapse of time, or both) upon any of the respective properties, rights or assets of Acquiror or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, permit, concession, franchise or other instrument or obligation to which Acquiror or any of its Subsidiaries is a party, or by which they or any of their respective properties, rights, assets or business activities may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches, defaults or other events which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror.

     5.4.     Consents and Approvals

     Except for (i) the filing with NASDAQ of a notification of the listing on NASDAQ, subject to official notice of issuance, of the shares of Acquiror Common Stock to be issued in accordance with Article III hereof,
(ii) the filing with the SEC of the Proxy Statement/Prospectus and the filing and declaration of effectiveness of the registration statement on Form S-4 in which the Proxy Statement/Prospectus will be included as a prospectus and any filings or approvals under applicable state securities laws, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the Articles of Merger with the Secretary of State of the State of Nevada, (iv) the approval of this Agreement by the Required Company Vote, (v) the consents and approvals set forth in Section 5.4 of the Acquiror Disclosure Letter, (vi) any notices or filings under the HSR Act and the expiration or termination of any applicable waiting periods thereunder, (vii) the consents, authorizations, approvals, filings or exemptions in connection with the applicable provisions of federal or state securities Laws or the rules or regulations of any applicable self-regulatory organization, in any such case relating to the regulation of broker-dealers, investment companies and investment advisors and (viii) the consents, authorizations, approvals, filings and registrations of third parties which are not Governmental Entities, the failure of which to obtain or make has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror, no consents or approvals of, or filings or registrations with, any Governmental Entity or of or with any other third party by and on behalf of Acquiror are necessary in connection with (A) the execution and delivery by Acquiror of this Agreement and (B) the consummation by Acquiror of the Merger and the other transactions contemplated hereby.

     5.5.     SEC Documents; Other Reports; Internal Controls

     (a) Acquiror has filed all required reports, forms, schedules, registration statements and other documents with the SEC since January 1, 2007 (the "Acquiror Reports") and has paid all fees and assessments due and payable in connection therewith. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Acquiror Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Acquiror Reports, and none of the Acquiror Reports when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from or unresolved issues raised by the SEC, as applicable, with respect to any of the Acquiror Reports. None of Acquiror's Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

     (b) Acquiror and each of its Subsidiaries have timely filed all reports, schedules, forms, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2007 with any Governmental Entity (other than the SEC) and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of Acquiror and its Subsidiaries, no Governmental Entity has notified Acquiror that it has initiated any proceeding or, to the knowledge of Acquiror, threatened an investigation into the business or operations of Acquiror or any of its Subsidiaries since January 1, 2007. There is no material unresolved violation or exception by any Governmental Entity with respect to any report, form, schedule, registration, statement or other document filed by, or relating to any examinations by any such Governmental Entity of, Acquiror or any of its Subsidiaries.

     (c) Acquiror has disclosed, based on its most recent evaluation prior to the date hereof, to Acquiror's auditors and the audit committee of Acquiror's board of directors and in Section 5.5(c) of the Acquiror
Disclosure Letter (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Acquiror's ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Acquiror's internal controls over financial reporting.

     (d) Acquiror and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

     (e) Acquiror has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to Acquiror and its Subsidiaries is (i) recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (ii) accumulated and communicated to the management of Acquiror by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Acquiror Reports.

     (f) Since January 1, 2007, (x) neither Acquiror nor any of its Subsidiaries nor, to the knowledge of Acquiror, any director, officer, employee, auditor, accountant or representative of Acquiror or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Acquiror or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Acquiror or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing Acquiror or any of its Subsidiaries, whether or not employed by Acquiror or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Acquiror or any of its officers, directors, employees or agents to the board of directors of Acquiror or any committee thereof or to any director or officer of Acquiror.

     5.6.     Financial Statements; Undisclosed Liabilities

     (a) The financial statements of Acquiror (including any related notes and schedules thereto) included in the Acquiror Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC (except, in the case of unaudited statements, (i) for normal adjustments and accruals necessary to provide a fair presentation for the periods presented and (ii) as permitted by Form 10-Q of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of Acquiror and its Subsidiaries and the consolidated results of operations, changes in stockholders' equity and cash flows of such companies as of the dates and for the periods shown.
The books and records of Acquiror and its Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions.

     (b) Except for (i) those liabilities that are reflected or reserved for in the consolidated financial statements of Acquiror included in its Annual
Report to Shareholders filed on Form 10-K for the fiscal year ended

December 31, 2008, as filed with the SEC, or otherwise disclosed in the Acquiror Reports filed subsequent to the date of the filing of such annual financial statements and prior to the date hereof or (ii) liabilities incurred since December 31, 2008 in the ordinary course of business consistent with past practice, neither Acquiror nor any of its Subsidiaries has incurred any material liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due).

     5.7.     Broker's Fees

     Except for Morgan Stanley & Co. Inc., whose fees and expenses shall be paid by Acquiror, neither Acquiror nor any Subsidiary thereof nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or any other transaction contemplated by this Agreement.

     5.8.     Absence of Certain Changes or Events

     Since September 30, 2009 no event has occurred or circumstance has arisen which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror.

     5.9.     Legal Proceedings

     (a) Neither Acquiror nor any of its Subsidiaries (or, to the knowledge of Acquiror, any of the current or former directors or executive officers of Acquiror or any of its Subsidiaries) is a party to any, and there are no pending or, to Acquiror's knowledge, threatened legal, administrative, arbitral or other proceedings or actions or, to Acquiror's knowledge, claims or governmental or regulatory investigations (i) of any material nature against such person (in the case of any such proceeding, claim, action or investigation relating to a director or executive officer, to the extent related to or affecting the business of Acquiror or any of its Subsidiaries), or (ii) as of the date hereof challenging the validity of the transactions contemplated by this Agreement.

     (b) There is no material injunction, order, judgment, settlement, decree, or regulatory restriction imposed upon or entered into by Acquiror, any of its Subsidiaries or the assets of Acquiror or any of its Subsidiaries.

     (c) Since January 1, 2008, (i) there have been no subpoenas or written demands, inquiries or information requests received by Acquiror or any of its Subsidiaries from any Governmental Entity other than (x) in matters in which Acquiror or any of its Subsidiaries is a plaintiff, (y) for subpoenas, written demands, inquiries or information requests received in the ordinary course of business consistent with past practice relating to customers of Acquiror or any of its Subsidiaries or (z) with respect to matters relating to any Tax, and (ii) no Governmental Entity has requested that the Acquiror or any of its Subsidiaries enter into a settlement negotiation or tolling agreement with respect to any matter related to any subpoena, or written demand, inquiry or information request other than with respect to matters relating to any Tax.

     5.10.    Board Approval; No Stockholder Vote Required

     (a) The board of directors of Acquiror has duly approved this Agreement, the Merger and the other transactions contemplated hereby and has declared it advisable for Acquiror to enter into this Agreement.

     (b) No vote of the holders of shares of Acquiror Common Stock is necessary to approve and adopt this Agreement and the transactions contemplated hereby.

     5.11.    Compliance with Applicable Law

     Acquiror and each of its Subsidiaries hold, and have since
January 1, 2007 held, all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each, and have complied with and are not in default or violation of any, applicable Law relating to Acquiror or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror. Acquiror and each of its Subsidiaries have complied in all material respects with, and are not in default or violation in any material respect of, any applicable Law, including without limitation, all Laws related to data protection or privacy, the USA Patriot Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and any other Law relating to discriminatory lending, financing or leasing practices, and the Sarbanes-Oxley Act. Acquiror and each of its Subsidiaries have complied with, and are not in default or violation of, any posted or internal privacy policies relating to data protection or privacy, including without limitation, the protection of personal information, except where the failure to so comply or the default or violation thereof has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror. Neither Acquiror nor any of its Subsidiaries has knowledge of, or has received, since January 1, 2007, notice of, any material defaults or material violations of any applicable Law.

     5.12.    Agreements with Regulatory Agencies

     Neither Acquiror nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, whether or not set forth in Section 5.12 of the Acquiror Disclosure Letter, "Acquiror Regulatory Agreement"), any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management, its business or its operations, nor has Acquiror or any of its Subsidiaries been notified by any Governmental Entity that it is considering issuing or requesting (or is considering the appropriateness of issuing or requesting) any Acquiror Regulatory Agreement. To the knowledge of Acquiror, there are no investigations relating to any material regulatory matters pending before any Governmental Entity with respect to Acquiror or any of its Subsidiaries.

     5.13.    Acquiror Information

     The information relating to Acquiror and its Subsidiaries to be provided by Acquiror for inclusion in the Proxy Statement/Prospectus, the Form S-4, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Form S-4 and the prospectus contained therein (except for such portions thereof as relate only to the Company or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

     5.14.    Approvals

     As of the date of this Agreement, Acquiror knows of no reason relating to it or its Subsidiaries why all regulatory approvals from any Governmental Entity required to consummate the transactions contemplated hereby should not be obtained on a timely basis.

     5.15.    Tax-Free Reorganization Treatment

     Acquiror has not taken or agreed to take any action and has no knowledge of any fact, agreement, plan or other circumstance that is reasonably likely to prevent or impede the Merger from qualifying as a "reorganization" under Section 368(a) of the Code.

                                ARTICLE VI
                 COVENANTS RELATING TO CONDUCT OF BUSINESS

     6.1.     Conduct of Business Prior to the Effective Time

     Except as otherwise expressly contemplated or permitted by this Agreement or with the prior written consent of Acquiror (which consent shall not be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to (i) conduct its business only in the usual, regular and ordinary course consistent with past practice and (ii) maintain and preserve intact its business organization, and its rights, authorizations, franchises and other authorizations issued by Governmental Entities, preserve its advantageous business relationships with customers, vendors and others doing business with it and retain the services of its officers and key employees.

     6.2.     Company Forbearances

     Except as expressly contemplated or permitted by this Agreement, for the payment of documented fees and expenses incurred in connection with the transactions contemplated hereunder or as set forth in
Section 6.2 of the Company Disclosure Letter, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Acquiror (which consent shall not be unreasonably withheld or delayed):

     (a) (i) adjust, split, combine or reclassify any capital stock or other equity interest; (ii) set any record or payment dates for the payment of any dividends or distributions on its capital stock or other equity interest or make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity interest or any securities or obligations convertible into or exchangeable for any shares of its capital stock or other equity interest or stock appreciation rights or grant any person any right to acquire any shares of its capital stock or other equity interest, other than (A) regular quarterly cash dividends on Company Common Stock and RSUs equal to the rate paid during the fiscal quarter immediately preceding the date hereof with record and payment dates consistent with past practice (subject to the Company's obligations pursuant to Section 6.4); and (B) dividends paid by any of the Subsidiaries of the Company so long as such dividends are only paid to the Company or any of its other wholly owned Subsidiaries; or (iii) issue or commit to issue any additional shares of capital stock or other equity interest
(except pursuant to the exercise of Company Options and conversion of RSUs, in each case outstanding as of the date hereof and disclosed in Section 4.2(b) of the Company Disclosure Letter), or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any additional shares of capital stock or other equity interest (including Company Options);

     (b) enter into any new line of business or change its lending, risk and asset-liability management and other material lending, financing, leasing or operating policies in any material respect, except as required by Law or by policies imposed by a Governmental Entity;

     (c) sell, license, lease, transfer, mortgage, encumber or otherwise dispose of or discontinue, or abandon or fail to maintain, any of its material rights, assets, business or properties or cancel or release any material indebtedness owed to any such person or any claims held by any such person, in each case, outside of workouts in the ordinary course of business consistent with past practice of Finance Receivables, except (i) sales of Finance Receivables and repossessions and sales of investment securities subject to repurchase, in each case in the ordinary course of business consistent with past practice or (ii) as expressly required by the terms of any contracts or agreements in force at the date of this Agreement and set out in Section 6.2(c) of the Company Disclosure Letter;

     (d) make any acquisition of or investment in any other person, by purchase or other acquisition of stock or other equity interests (other than in a fiduciary capacity in the ordinary course of business consistent with past practice), by merger, consolidation, asset purchase or other business combination, or by formation of any joint venture or other business organization or by contributions to capital; or make any purchases or other acquisitions of any debt securities, property or assets (including any investments or commitments to invest in real estate or any real estate development project) in or from any person other than a wholly owned
Subsidiary of the Company, except for (i) foreclosures and other similar acquisitions in connection with securing or collecting debts previously contracted, and (ii) transactions that, together with all other such transactions, are not material to the Company, and in each case in the ordinary course of business consistent with past practice;

     (e) (A) enter into, renew, extend or terminate (i) any Company Contract (other than the type described in Section 4.14(a)(iii) or if related to indebtedness in Section 4.14(a)(v)) or (ii) any broker agreement referenced in Section 4.7 (or any other agreement with any broker or finder in connection with the Merger or any other transaction contemplated by this Agreement); or (B) make any material change in any of such Company
Contracts or broker agreements; other than in the case of clause (A)(i), renewals of such Company Contracts for a term of one (1) year or less without material changes to the terms thereof;

     (f) except as required by Law or any Plan disclosed in Section 4.11(a) of the Company Disclosure Letter or as expressly provided in Section 2.4(a) of this Agreement: (i) increase (or decrease) the compensation or benefits of any Company Employee (other than, if the Effective Time occurs after March
31, 2010, in the ordinary course (other than any delay caused by this Section 6.2) consistent with past practice with respect to Company
Employees (other than Company Employees who as of the date of this Agreement have entered into an employment agreement or other individually-negotiated agreement with Acquiror), increases in annual rates of base salary or wages, which increase occurs as a result of the Company's annual review of compensation in February 2010, and results in an increase in the annual rate of salary or wages of the Company Employee of no more than 2.5%); (ii) grant or pay any change-in-control, retention bonus, severance or termination pay to any Company Employee except as required under the terms of any Plan and disclosed in Section 4.11(a) of the Company
Disclosure Letter; (iii) loan or advance any money or other property to, or sell, transfer or lease any properties, rights or assets to, any Company Employee; (iv) establish, adopt, enter into, amend, terminate or grant any waiver or consent under any Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement; (v) grant any equity or equity-based awards; or (vi) hire, or terminate the employment of, any Company Employee (other than (A) with respect to Company Employees not listed on Section 6.2(f) of the Company Disclosure Letter, terminations for cause or
(B), with respect to marketing Company Employees whose annual salary does not exceed $150,000, and with respect to other Company Employees whose annual salary is less than $100,000, hiring or terminations, in any such case in the ordinary course of business consistent with past practice); provided that the Company may, in its discretion, accelerate the vesting and/or payment of any RSU (other than "stock units") held by any Company Employee that is outstanding on the date of this Agreement, but only to the extent that the Company reasonably and in good faith determines that, as a result of such acceleration, such Company Employee would not be subject to an excise tax imposed under Section 4999 of the Code that would otherwise apply as a result of the transactions contemplated by this Agreement, and, for purposes of this provision, the Company's reasonable and good faith determination regarding the imposition of such excise tax must be based on good faith estimates by the compensation consulting firm of Towers Perrin, provided that (x) Towers Perrin considers in developing such estimates any calculations and estimates provided by the Company, and (y) Towers Perrin provides its estimates to the Company as soon as practicable after the date of this Agreement and in no event later than December 15, 2009.

     (g) (i) make, or commit to make, any capital expenditures in excess of $100,000 in the aggregate, except in accordance with the expenditures budgeted in the capital expenditure budget delivered to Acquiror prior to the date hereof or (ii) incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the long-term indebtedness of any other person (other than indebtedness of the Company's Subsidiaries to the Company or any of its wholly owned Subsidiaries and indebtedness under existing lines of credit and renewals or extensions thereof), provided that the Company and its Subsidiaries may renew or replace an existing debt facility so long as the renewed or new debt facility does not contain any prepayment penalty, make-whole or similar payment that is required to be made upon early termination or prepayment of such debt facility.

     (h) open, relocate or close any operation center or similar facility where credit analysis and approval, collection and marketing functions are performed;

     (i) except for Finance Receivables (or increases thereof) or commitments for Finance Receivables that have previously been approved by the Company prior to the date of this Agreement, without previously notifying and consulting with Acquiror, (i) originate or acquire any new Finance
Receivable or issue a commitment for any new Finance Receivable (A) in excess of $15 million or (B) (x) that is not originated in conformity, in all material respects, with the Company's or its Subsidiaries' ordinary course lending policies and guidelines in effect as of the date hereof and
(y) in excess of $500,000; or (ii) increase an existing Finance Receivable
(A) if the amount of such increase is in excess of $15 million or (B) if such increase is (x) made in a manner not in conformity, in all material respects, with the Company's or its Subsidiaries' ordinary course lending policies and guidelines in effect as of the date hereof and (y) in an amount in excess of $500,000;

     (j) except pursuant to agreements or arrangements in effect on the date hereof and specified in Section 6.2(j) of the Company Disclosure Letter, pay, loan or advance any amount to, or sell, transfer or lease any properties, rights or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their family members, or any affiliates or associates (as such term is defined under the Exchange Act) of any of its officers or directors other than (i) Finance Receivables originated in the ordinary course of the business of the Company and its Subsidiaries and
(ii) such agreements or arrangements relating to compensation, fringe benefits, severance or termination pay or related matters otherwise permitted pursuant to this Section 6.2;

     (k) other than in connection with workouts in the ordinary course of business of Finance Receivables (A) settle any claim, action or proceeding involving monetary damages in excess of $50,000, or waive or release any material rights or claims, other than any claim, action or proceeding that is controlled by an insurance carrier for which the Company is responsible solely for amounts up to the deductible under the applicable insurance policy, or (B) agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations in any material respect;

     (l) other than as permitted by Section 7.4(a), adopt or implement any amendment of its articles of incorporation, bylaws or similar governing documents, or enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization or complete or partial liquidation with any person (other than consolidations, mergers or reorganizations solely among wholly owned subsidiaries of the Company), or a letter of intent, memorandum of understanding or agreement in principle with respect thereto;

     (m) except as required by Law, make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service
Finance Receivables or (ii) its hedging practices and policies;

     (n) make any changes in its methods, practices or policies of financial or Tax accounting, except as may be required under Law, rule, regulation or GAAP;

     (o) (i) enter into, renew, extend or terminate any Company Securitization Document or other securitizations of any Finance Receivables other than in connection with the renewal or replacement of any existing Company Securitization Document or other securitization so long as the renewed or new Company Securitization Document or other securitization does not contain any prepayment penalty, make-whole or similar payment that is required to be made upon early termination or prepayment of such securitization, (ii) make any material change in any such Company Securitization Document or other securitization or (iii) create any special purpose funding or variable interest entity;

     (p) introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements;

     (q) except as required by Law, make or change any Tax election, file any amended Tax Returns, settle or compromise any material Tax liability of the Company or any of its Subsidiaries, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes of the Company or any of its Subsidiaries, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund; or

     (r) agree to, or make any commitment to, take any of the actions prohibited by this Section 6.2.

     6.3.     No Fundamental Acquiror Changes

     Except as expressly contemplated or permitted by this Agreement, or as required by applicable Law, during the period from the date of this Agreement to the Effective Time, Acquiror shall not, without the prior written consent of the Company, amend its certificate of incorporation or bylaws in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Company Common Stock.

     6.4.     Company Dividends

     From the date hereof until the Effective Time, the Company shall consult with Acquiror regarding the record dates and the payment dates relating to any dividends in respect of Company Common Stock, it being the intention of the Company and Acquiror that holders of Company Common Stock shall not receive two dividends (or fail to receive one dividend), for any single calendar quarter with respect to their shares of Company Common Stock and/or any Acquiror Common Stock that any such holder receives in exchange therefor pursuant to the Merger.

                                ARTICLE VII
                           ADDITIONAL AGREEMENTS

     7.1.     Regulatory Matters

     (a) Acquiror and the Company shall cooperate in preparing and promptly cause to be filed with the SEC the Proxy Statement/Prospectus, and Acquiror shall cooperate in preparing and promptly cause to be filed with the SEC the Form S-4. Each of Acquiror and the Company shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the other transactions contemplated hereby, and the Company shall mail or deliver the Proxy Statement/Prospectus to its stockholders as promptly as practicable after the Form S-4 is declared effective. Acquiror and the Company shall, as promptly as practicable after receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments with respect to the Proxy Statement/Prospectus or the Form S-4 received from the SEC. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC.

     (b) Subject to the other provisions of this Agreement, Acquiror and the Company agree to cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities, including by filing a Notification and Report Form pursuant to the HSR Act, and supplying as promptly as reasonably practicable any additional information and documents requested pursuant to the HSR Act. Without limiting the foregoing, the Company shall have the right to review in advance and be consulted on any notice provided to the Office of Thrift Supervision by Acquiror with respect to the Merger and the other transactions contemplated hereby. Acquiror shall promptly notify the Company of any material communications with the Office of Thrift
Supervision relating to such notice.

     (c) Acquiror and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the preparation of the Proxy Statement/Prospectus, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.
Acquiror and the Company shall make any necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder.

     (d) Acquiror and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed or conditioned.

     7.2.     Access to Information

     (a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Acquiror access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records (including Tax Returns and work papers of independent auditors), and to its officers, employees, accountants, counsel and other representatives, in each case and in the aggregate, in a manner not unreasonably disruptive to the operation of the business of the Company and its Subsidiaries and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Acquiror (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the federal securities laws or federal or state lending, financing or leasing or consumer finance or protection Laws (other than reports or documents which the Company is not permitted to disclose under applicable Law) and (ii) all other information concerning its business, properties and personnel as Acquiror may reasonably request. Without limiting the foregoing, Acquiror and its Subsidiaries shall not directly contact any Company Employee without first obtaining the consent of an officer of the Company. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any Law applicable to the institution in possession or control of such information or violate any contractual or other duty of confidentiality. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

     (b) Acquiror shall hold all information furnished by the Company or any of its Subsidiaries or representatives pursuant to Section 7.2(a) in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement, dated August 20, 2009, between Acquiror and the Company (the "Confidentiality Agreement").

     (c) No investigation by any of the parties or their respective representatives shall constitute a waiver of or otherwise affect the representations, warranties, covenants or agreements of the others set forth herein.

     7.3.     Stockholder Approval

     (a) The Company shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the date upon which the Form S-4 becomes effective (the "Company Stockholders Meeting") for the purpose of obtaining the Required Company Vote and, subject to Section 7.3(b), shall take all lawful action to solicit the approval of this Agreement by such stockholders. The board of directors of the Company shall recommend approval of this Agreement by the stockholders of the Company (the "Company Recommendation") in the Proxy Statement/Prospectus and shall not directly or indirectly (x) withdraw, modify or qualify in any manner adverse to Acquiror such recommendation or (y) take any other action or make any other public statement in connection with the Company Stockholders Meeting, or in reference to an Acquisition Proposal (as defined in Section 7.4(b)), that is inconsistent with such recommendation (any action or public statement described in clause (x) or (y) being referred to as a "Change in Company Recommendation"), except as and to the extent expressly permitted by
Section 7.3(b) or 7.4(a).

     (b) Notwithstanding the foregoing, prior to the date of the Company Stockholders Meeting, the Company and its board of directors shall be permitted to effect a Change in Company Recommendation if and only to the extent that:

     (i)  it has complied in all material respects with Section 7.4,

     (ii) its board of directors, based on the advice of its outside counsel, determines in good faith that it is required to take such action in order to comply with its fiduciary duties under applicable Law, and

     (iii) if the Company's board of directors intends to effect a Change in Company Recommendation following an Acquisition Proposal, (A) such Acquisition Proposal was unsolicited and the Company's board of directors has concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal (as defined in Section 7.4(c)) after giving effect to all of the adjustments which may be offered by Acquiror pursuant to clause (C) below, (B) the Company has notified Acquiror in writing, at least five (5) Business Days in advance, of its intention to effect a Change in Company Recommendation (the "Notice Period"), specifying the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal) and furnishing to Acquiror a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and all other material documents and (C) during the Notice Period, and in any event, prior to effecting such a Change in Company Recommendation, the Company has negotiated, and has caused its financial and legal advisors to negotiate, with Acquiror in good faith (to the extent Acquiror desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

In the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new written notice to Acquiror and to again comply with the requirements of this Section 7.3(b) with respect to such new written notice, except that the Notice Period shall be reduced to three (3) Business Days.

     7.4.     Acquisition Proposals

     (a) From the date hereof until the Effective Time or, if earlier, the date on which this Agreement is terminated in accordance with
Article IX, the Company shall not, and shall cause its Subsidiaries and its and their respective officers, directors, employees, agents and representatives (including any investment bankers, attorneys or accountants retained by it or any of its Subsidiaries) not to, directly or indirectly,
(i) initiate, solicit, knowingly encourage or knowingly facilitate (including by way of providing information) the submission of any inquiries, proposals or offers (whether firm or hypothetical) that constitute or may reasonably be expected to lead to, any Acquisition Proposal, (ii) have any discussions with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, (iii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal, (iv) approve or recommend, or publicly propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal, (v) enter into any agreement or agreement in principle requiring, directly or indirectly, the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, or (vi) propose or agree to do any of the foregoing. Notwithstanding the foregoing provisions of this Section 7.4(a), in the event that the Company receives an unsolicited bona fide written Acquisition Proposal and the Company's board of directors concludes in good faith that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, the Company may, and may permit its Subsidiaries and its and their officers, directors, employees, agents and representatives to, prior to (but not after) the date of the Company Stockholders Meeting, (A) take any action described in clause (ii) above and (B) to the extent permitted by and in compliance with Section 9.1(h), authorize the execution of a definitive agreement with respect to a Superior Proposal, in each case to the extent that its board of directors concludes in good faith (after receiving the advice of its outside counsel) that it is required to take such actions in order to comply with its fiduciary duties under applicable Law; provided, however, that prior to providing (or causing to be provided) any confidential information or data permitted to be provided pursuant to this sentence, the Company shall have entered into a written confidentiality agreement with such third party on terms no less favorable to the Company than the Confidentiality Agreement; and provided, further, that the Company shall promptly provide Acquiror with any non-public information concerning the Company or its Subsidiaries provided to such person which was not previously provided to Acquiror (or its representatives).

     (b) For purposes of this Agreement, "Acquisition Proposal" means any inquiry, proposal or offer from any person (other than Acquiror or any of its Subsidiaries) relating to any direct or indirect (i) acquisition, purchase or sale of a business or assets that constitute 20% or more of the consolidated revenues, net income or assets (including stock of the Company's Subsidiaries) of the Company and its Subsidiaries, (ii) merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Significant Subsidiaries, or (iii) purchase or sale of, or tender or exchange offer (including a self-tender offer) for, securities of the Company or any of its Significant Subsidiaries that, if consummated, would result in any person (or the stockholders of such person) beneficially owning securities representing 20% or more of the equity or total voting power of the Company, any of its Significant Subsidiaries or the surviving parent entity in such transaction.

     (c) For purposes of this Agreement, "Superior Proposal" means a bona fide written Acquisition Proposal to acquire, directly or indirectly, a majority of the total voting power of the Company (or a majority of the total voting power of the resulting or surviving entity of such transaction or the ultimate parent of such resulting or surviving entity), which the board of directors of the Company concludes in good faith, after consultation with its financial advisors and receiving the advice of its outside counsel, taking into account timing and all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (i) is more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by this Agreement and (ii) is reasonably capable of being consummated on the terms proposed.

     (d) The Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Acquiror with respect to any Acquisition Proposal and will use its reasonable best efforts to enforce, and not waive or amend any provision of, any confidentiality, standstill or similar agreement relating to an Acquisition Proposal, including by requiring the other parties thereto to promptly return or destroy any confidential information previously furnished by or on behalf of the Company thereunder. The Company will promptly (and in all events within 24 hours) following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal advise Acquiror of the material terms thereof (including the identity of the person making such Acquisition Proposal), and will keep Acquiror apprised of any related developments, discussions and negotiations and the status and terms thereof (including providing Acquiror with a copy of all material documentation and correspondence relating thereto) on a reasonably current basis. Without limiting the foregoing, the Company shall notify Acquiror orally and in writing within 24 hours after it enters into discussions or negotiations with another person regarding an Acquisition Proposal, executes and delivers a confidentiality agreement with another person in connection with an Acquisition Proposal, or provides non-public information or data to another person in connection with an Acquisition Proposal.

     (e) Nothing contained in this Agreement shall prevent the Company or its board of directors from complying with Rule 14d-9 and Rule 14e-2(a)(2)-(3) promulgated under the Exchange Act with respect to an Acquisition Proposal; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement; and provided, further, that any such disclosure (other than a "stop, look and listen" or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Change in Company Recommendation unless the board of directors of the Company expressly and concurrently reaffirms the Company Recommendation.

     7.5.     Reasonable Best Efforts

     (a) Subject to the terms and conditions of this Agreement, each of Acquiror and the Company shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger, to satisfy the conditions set forth in Article VIII hereof and, subject to the satisfaction of the conditions set forth in Article VIII hereof, consummate the transactions contemplated by this Agreement and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company or Acquiror or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

     (b) Subject to the terms and conditions of this Agreement, each of Acquiror and the Company agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including using reasonable best efforts to (i) modify or amend any contracts, plans or arrangements to which Acquiror or the Company is a party (to the extent permitted by the terms thereof) if necessary in order to satisfy the conditions to closing set forth in Article VIII hereof, (ii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and (iii) defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.

     7.6.     Employees; Employee Benefit Plans

     (a) On or as soon as practicable following the Effective Time, the Company Employees who are employees of the Company or a Subsidiary of the Company at the Effective Time shall become eligible to participate in the employee benefit plans sponsored or maintained by Acquiror or People's United Bank, as applicable (the "Acquiror Plans"), to the same extent and on the same terms (or, on more favorable terms) as similarly situated employees of People's United Bank (it being understood that inclusion of Company
Employees in such Acquiror Plans may occur at different times with respect to different plans). Until such time, such Company Employees shall continue to participate in the Plans (excluding equity-based Plans and any Company Common Stock fund feature of the Company's 401(k) Plan) in which each such Company Employee participated before the Effective Time on the same (or more favorable) terms as in effect immediately prior to the Effective Time); provided, however, that (i) nothing contained herein shall require Acquiror or any of its Subsidiaries to make any grants to any Company Employee under any equity-based Acquiror Plans, it being understood that any such grants are completely discretionary and (ii) nothing contained herein shall require a Company Employee's participation in any Acquiror Plan that is a defined benefit pension plan.

     (b) With respect to each Acquiror Plan, for purposes of determining eligibility to participate, vesting, entitlement to benefits and vacation entitlement (but not for accrual of benefits under any post-retirement welfare benefit Acquiror Plan), service with the Company or any Subsidiary shall be treated as service with Acquiror; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations with respect to any Acquiror Plan. Each Acquiror Plan shall waive pre-existing condition limitations to the same extent waived under the applicable Plan. The Company Employees shall be given credit for amounts paid under a corresponding Company or any Subsidiary benefit plan during the same period for purposes of applying deductibles, co-payments, out-of-pocket maximums and similar payments as though such amounts had been paid in accordance with the terms and conditions of the Acquiror Plan during the applicable plan year.

     (c) The Company and Acquiror acknowledge and agree that all provisions contained herein with respect to employees, officers, directors, consultants and independent contractors are included for the sole benefit of the Company and Acquiror and shall not create any right (i) in any other person, including Plans or any beneficiary thereof or (ii) to continued employment with Acquiror or any of its affiliates.

     7.7.     Indemnification; Directors' and Officers' Insurance

     (a) From and after the Effective Time, in the event of any claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer of the Company, any of its Subsidiaries or any of their respective predecessors or
(ii) this Agreement, or any of the transactions contemplated hereby and all actions taken by an Indemnified Party in connection herewith, in each case in his or her capacity as a director or officer of the Company or any of its Subsidiaries, whether in any case asserted or arising before or after the Effective Time, Acquiror shall cause the Surviving Company to indemnify and hold harmless, as and to the fullest extent provided in the articles of incorporation and bylaws of the Company as in effect on the date of this Agreement and permitted by applicable Law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party upon receipt of an undertaking, from such Indemnified Party to repay such advanced expenses if it is determined by a final and nonappealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder), judgments, fines and amounts paid in settlement in connection with any such actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative. Any Indemnified Party wishing to claim indemnification under this Section 7.7, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Acquiror in writing thereof, provided, that the failure to so notify shall not affect the obligations of Acquiror under this Section 7.7 except (and only) to the extent such failure to notify materially prejudices Acquiror.

     (b) For a period of six (6) years after the Effective Time, Acquiror shall cause the persons serving as officers and directors of the Company immediately prior to the Effective Time to be covered by the directors' and officers' liability insurance policy or policies maintained by Acquiror or one of its Subsidiaries (provided, that Acquiror's directors' and officers' liability insurance policy or policies provide at least the same coverage and amounts containing terms and conditions which are, in the aggregate, not materially less advantageous to such directors and officers of the Company than the terms and conditions of the existing directors' and officers' liability insurance policy of the Company) with respect to claims arising from facts or events that existed or occurred at or prior to the Effective Time. Notwithstanding the foregoing, in no event will Acquiror be required to expend, in the aggregate and on an annual basis, an amount in excess of 250% of the annual premiums currently paid by the Company for such insurance, which current premiums are set forth in Section 7.7(b) of the Company Disclosure Letter (the "Insurance Amount"), and if Acquiror is unable to maintain or obtain the insurance called for by this Section
7.7(b) for an amount per year equal to or less than the Insurance Amount, Acquiror shall use its reasonable best efforts to obtain as much comparable insurance as may be available for the Insurance Amount. The provisions of this Section 7.7(b) shall be deemed to have been satisfied if prepaid policies have been obtained by Acquiror or by the Company with Acquiror's consent, which policies provide the persons covered by the Company's directors' and officers' liability insurance policy immediately prior to the Effective Time with coverage for a period of not less than six (6) years after the Effective Time with respect to claims arising from facts or events that occurred at or prior to the Effective Time; provided, that such prepaid policies shall not be obtained at an annual cost that is higher than the Insurance Amount. If such prepaid policies have been obtained by the Company prior to the Effective Time with Acquiror's consent, Acquiror shall maintain such policies in full force and effect and continue to honor all obligations thereunder.

     (c) The provisions of this Section 7.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, and shall be in addition to any other rights each Indemnified Party may have pursuant to law, contract, or otherwise.

     (d)  If Acquiror, the Surviving Company or any of its successors or assigns
(i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 7.7.

     7.8.     Advice of Changes

     Acquiror and the Company shall promptly advise the other of any change or event which, individually or in the aggregate with other such changes or events, has or would reasonably be expected to have a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein; provided, however, that any noncompliance with the foregoing shall not constitute the failure to be satisfied of a condition set forth in Article VIII or give rise to any right of termination under Article IX unless the underlying breach shall independently constitute such a failure or give rise to such a right.

     7.9.     Financial Statements and Other Current Information

     The Company shall (a) furnish to Acquiror consolidated and consolidating income statements and balance sheets in accordance with currently available information and practice (it being understood that the Company and its Subsidiaries do not currently close their books on a monthly basis), in each case, as soon as reasonably practicable after they become available, but in no event more than 30 days after the end of each calendar month ending after the date of this Agreement, (b) use its reasonable best efforts to develop a process by the Effective Time for preparing monthly consolidated and consolidating financial statements (including balance sheets, statements of operations and stockholders' equity) of the Company and each of its Subsidiaries as of and for such month then ended and (c) to the extent the financial statements described in clause (b) become available after the date of this Agreement, furnish such financial statements to Acquiror as they become available. In addition, and to the extent permitted by applicable Law, the Company shall furnish Acquiror with a copy of each report filed by the Company or any of its Subsidiaries with a Governmental Entity within three (3) Business Days following the filing thereof. All information furnished by the Company to Acquiror pursuant to this Section 7.9 shall be held in confidence to the same extent of Acquiror's obligations under Section 7.2(b).

     7.10.    Stock Exchange Listing

     Acquiror shall notify NASDAQ of the listing on NASDAQ, subject to official notice of issuance, of the Acquiror Common Stock to be issued in the Merger.

     7.11.    Takeover Laws

     The Company shall (i) use reasonable best efforts to ensure that no state takeover Law or similar Law or any takeover-related provision in the Company's articles of incorporation or bylaws is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (ii) if any state takeover Law or similar Law or any takeover-related provision in the Company's articles of incorporation or bylaws becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, use reasonable best efforts with respect to such Laws or provisions to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement, the Merger and the other transactions contemplated by this Agreement.

     7.12.    Stockholder Litigation

     The Company shall give Acquiror the opportunity to participate at its own expense in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Acquiror's prior written consent (such consent not to be unreasonably withheld or delayed).

     7.13.    Exemption from Liability

     Assuming that the Company delivers to Acquiror the Section 16 Information reasonably in advance of the Effective Time, the board of directors of Acquiror, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by the Company Insiders of Acquiror Common Stock (including any securities convertible into or exercisable for, or any rights, warrants or options to acquire Acquiror Common Stock) in exchange for shares of Company Common Stock (including any securities convertible into or exercisable for, or any rights, warrants or options to acquire Company Common Stock) pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information provided by the Company to Acquiror prior to the Effective Time, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt. "Section 16 Information" shall mean information accurate in all respects regarding the Company Insiders, the number of shares of Company Common Stock held by each such Company Insider and the number and description of the derivative securities held by each such Company Insider. "Company Insiders" shall mean those officers and directors of the Company who are subject to the reporting requirements of
Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

     7.14.    Tax-Free Reorganization Treatment

     The parties to this Agreement intend that the Merger will qualify as a reorganization under Section 368(a) of the Code and each shall not, and shall not permit any of their respective affiliates to, take any action, or fail to take any action, that would reasonably be expected to jeopardize the qualifications of the Merger as a reorganization under
Section 368(a) of the Code. The parties to this Agreement shall use their reasonable best efforts to deliver the representation letters referred to in Sections 8.2(c) and 8.3(c) hereof.

     7.15.    Offer Letters

     On or prior to the earlier of (a) ninety (90) days after the Closing Date and (b) the date on which this Agreement is terminated in accordance with Article IX, Acquiror shall not revoke or modify the offer letters (including the offers of employment and severance described therein) previously provided to the individuals listed on Section 7.15 of the Company Disclosure Letter.

                               ARTICLE VIII
                           CONDITIONS PRECEDENT

     8.1.     Conditions to Each Party's Obligation to Effect the Merger

     The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) Stockholder Approval. The Company shall have obtained the Required Company Vote in connection with the approval of this Agreement.

     (b) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby that are set forth in Section 8.1(b) of the Company Disclosure Letter shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated (all such approvals and the expiration or termination of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

     (c) Form S-4 Effectiveness. The Form S-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

     (d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the other transactions contemplated by this Agreement shall be in effect.
No Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Merger.

     8.2.     Conditions to Obligations of Acquiror

     The obligation of Acquiror to effect the Merger is also subject to the satisfaction or waiver by Acquiror at or prior to the Effective Time of the following conditions:

     (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception or qualification in such representations and warranties (other than the representations and warranties set forth in Sections 4.8(a) and 4.14(a)) relating to materiality or a Material Adverse Effect, and provided, further, that, for purposes of this condition, such representations and warranties (other than those set forth in Section 4.2(a), which shall be true and correct in all material respects, and Section 4.8(a), which shall be true and correct in all respects) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on the Company. Acquiror shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.

     (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Acquiror shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

     (c) Tax Opinion. Acquiror shall have received a written opinion from Simpson Thacher & Bartlett LLP, counsel to Acquiror, dated as of the Closing Date, to the effect that the Merger will qualify as a reorganization under Section 368(a) of the Code. Such counsel shall be entitled to rely upon representation letters from each of the Company, Acquiror and others, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated as of the date of such opinion.

     8.3.     Conditions to Obligations of the Company

     The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

     (a) Representations and Warranties. The representations and warranties of Acquiror set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception or qualification in such representations and warranties (other than the representation and warranty set forth in Section 5.8) relating to materiality or a Material
Adverse Effect, and provided, further, that, for purposes of this condition, such representations and warranties (other than those set forth in Section 5.2, which shall be true and correct in all material respects, and Section 5.8, which shall be true and correct in all respects) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Acquiror. The Company shall have received a certificate signed on behalf of Acquiror by the Chief Executive Officer or the Chief Financial Officer of Acquiror to the foregoing effect.

     (b) Performance of Obligations of Acquiror. Acquiror shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Acquiror by the Chief
Executive Officer or the Chief Financial Officer of Acquiror to such effect.

     (c) Tax Opinion. The Company shall have received a written opinion from Covington & Burling LLP, counsel to the Company, dated as of the Closing
Date, to the effect that the Merger will qualify as a reorganization under
Section 368(a) of the Code. Such counsel shall be entitled to rely upon representation letters from each of the Company, Acquiror and others, in each case, in form and substance reasonably satisfactory to such counsel.
Each such representation letter shall be dated as of the date of such opinion.
                                ARTICLE IX
                         TERMINATION AND AMENDMENT

     9.1.     Termination

     This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

     (a)  by mutual consent of Acquiror and the Company in a written instrument;

     (b) by either Acquiror or the Company if (i) any Governmental Entity which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

     (c) by either Acquiror or the Company if the Effective Time shall not have occurred on or before June 30, 2010 (the "End Date"), unless the failure of the Effective Time to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

     (d) by either Acquiror or the Company (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if the other party shall have breached (i) any of the covenants or agreements made by such other party herein or (ii) any of the representations or warranties made by such other party herein, and in either case, such breach (x) is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the End Date and (y) would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article VIII hereof;

     (e) by either Acquiror or the Company if the Required Company Vote shall not have been obtained at the Company Stockholders Meeting or at any adjournment or postponement thereof;

     (f) by Acquiror if (i) the board of directors of the Company shall have failed to recommend the Merger and the approval of this Agreement by the stockholders of the Company, or shall have effected a Change in Company Recommendation (or shall have resolved to take any of the foregoing actions), whether or not permitted under this Agreement, (ii) the Company shall have materially breached the terms of Section 7.4 in any respect adverse to Acquiror or (iii) the Company shall have materially breached its obligations under Section 7.3 by failing to call, give notice of, convene and hold the Company Stockholders Meeting in accordance with Section 7.3;

     (g) by Acquiror if a tender offer or exchange offer for 20% or more of the outstanding shares of Company Common Stock is commenced (other than by Acquiror or a Subsidiary thereof), and the board of directors of the Company recommends that the stockholders of the Company tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the ten (10) business day period specified in Rule 14e-2(a) under the Exchange Act; or

     (h) by the Company in order to enter into a transaction that is a Superior Proposal, if, prior to the receipt of the Required Company Vote, the Company's board of directors authorizes the Company, subject to complying with the terms of this Agreement, to enter into a definitive agreement with respect to a bona fide Acquisition Proposal and (A) such Acquisition
Proposal was not solicited in violation of Section 7.4 and the Company's board of directors has concluded in good faith after consultation with its outside counsel and financial advisors that such Acquisition Proposal constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by Acquiror pursuant to clause (C) below,
(B) the Company has notified Acquiror in writing, at least five (5)
Business Days in advance, of its intention to enter into a definitive agreement with respect to such Superior Proposal (the "Termination Notice Period"), specifying the material terms and conditions of such Superior
Proposal (including the identity of the party making such Superior
Proposal) and furnishing to Acquiror a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and all other material documents, (C) during the Termination Notice Period, and in any event, prior to entering into a definitive agreement with respect to such Superior Proposal, the Company has negotiated, and has caused its financial and legal advisors to negotiate, with Acquiror in good faith (to the extent Acquiror desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal, and (D) concurrently with any termination pursuant to this Section 9.1(h), the Company enters into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to this Section 9.1(h), and any purported termination pursuant to this Section 9.1(h) shall be void and of no force or effect, unless the Company pays to Acquiror the Termination Payment (as defined in Section 9.2(b)) in accordance with Section 9.2(b) prior to or concurrently with such termination pursuant to this Section 9.1(h); and provided, further, that in the event of any material revisions to such Superior Proposal, the Company shall be required to deliver a new written notice to Acquiror and to again comply with the requirements of this Section 9.1(h) with respect to such new written notice, except that the Termination Notice Period shall be reduced to three (3) Business Days.

     9.2.     Effect of Termination.

     (a) In the event of termination of this Agreement by either Acquiror or the Company as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of Acquiror, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 7.2(b) and this 9.2, and Article X, shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Acquiror nor the Company shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement; provided, that in no event shall any party hereto be liable for any punitive damages. For purposes of this Agreement, "willful and material breach" shall mean a material breach that is a consequence of an act undertaken by the breaching party with the knowledge (actual or constructive) that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.

     (b) The Company shall pay Acquiror (as consideration for termination of Acquiror's rights under this Agreement), by wire transfer of immediately available funds, the sum of $25,830,000 (the "Termination Payment") if this Agreement is terminated as follows:

     (i) if this Agreement is terminated by Acquiror pursuant to Section 9.1(f) or 9.1(g), then the Company shall pay to Acquiror the entire Termination Payment on the second Business Day following such termination;

     (ii) if this Agreement is terminated by the Company pursuant to Section 9.1(h), then the Company shall pay to Acquiror the entire Termination Payment prior to or concurrently with such termination; and

     (iii)     if this Agreement is terminated by (A) Acquiror pursuant to
     Section 9.1(d) due to a willful and material breach, (B) by either Acquiror or the Company pursuant to Section 9.1(e) or (C) by either Acquiror or the Company pursuant to Section 9.1(c) without a vote of the stockholders of the Company contemplated by this Agreement at the Company Stockholders Meeting having occurred, and in any such case an Acquisition Proposal with respect to the Company shall have been publicly announced or otherwise communicated or made known to the senior management or board of directors of the Company (or any person shall have publicly announced, communicated or made publicly known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and on or prior to the date of the Company Stockholders Meeting, in the case of clause (B), or the date of termination, in the case of clauses (A) or (C), then the Company shall pay to Acquiror (x) an amount equal to 10% of the Termination Payment on the second Business Day following such termination, and (y) if within 12 months after such termination the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates a transaction contemplated by, any Acquisition Proposal, then the Company shall pay the remainder of the Termination Payment on the earlier of the date of such execution or consummation, provided, however, that for the purpose of this clause (y), all references in the definition of Acquisition Proposal to "20% or more" shall instead refer to "50% or more".

     (c)  The Company and Acquiror agree that the agreements contained in
Section 9.2(b) are integral parts of the transactions contemplated by this Agreement, and that such amounts do not constitute a penalty. If the Company fails to pay Acquiror the amounts due under such Section 9.2(b) within the time periods specified in such section, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Acquiror in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in the New York City edition of the The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

     9.3.     Amendment

     Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after any such approval, no amendment shall be made which by Law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     9.4.     Extension; Waiver

     At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                 ARTICLE X
                            GENERAL PROVISIONS

     10.1.    Nonsurvival of Representations, Warranties and Agreements

     None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

     10.2.    Expenses

     Except as provided in Section 9.2 hereof, all costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such expense whether or not the Merger is consummated.

     10.3.    Notices

     All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon telephonic confirmation of receipt), on the first Business Day following the date of dispatch if delivered by a recognized next day courier service, or on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

     (a)  if to Acquiror, to:

               People's United Financial, Inc.
               Bridgeport Center
               850 Main Street
               P.O. Box 1580
               Bridgeport, CT  06604
               Attn:     Philip R. Sherringham, Chief Executive
               Officer
               Fax: (203) 338-3600

          with a copy to (which shall not constitute notice):

               People's United Financial, Inc.
               Bridgeport Center
               850 Main Street
               P.O. Box 1580
               Bridgeport, CT  06604
               Attn:     Robert E. Trautmann, General Counsel
               Fax: (203) 338-3600

          and

               Simpson Thacher & Bartlett LLP
               425 Lexington Avenue
               New York, NY  10017
               Attn:     Lee A. Meyerson
               Fax: (212) 455-2502

     (b)  if to the Company, to:

               Financial Federal Corporation
               730 Third Avenue
               New York, NY  10017
               Attn:  Troy H. Geisser
               Fax:  (212) 286-5885

          with a copy to (which shall not constitute notice):

               Covington & Burling LLP
               The New York Times Building
               620 Eighth Avenue
               New York, NY  10018
               Attn:  Scott F. Smith and Jack Bodner
               Fax:  (212) 841-1010

     10.4.    Interpretation

     The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The term "person" as used in this Agreement shall mean any individual, corporation, limited liability company, limited or general partnership, joint venture, government or any agency or political subdivision thereof, or any other entity or any group (as defined in Section 13(d)(3) of the Exchange Act) comprised of two or more of the foregoing. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, all references to "dollars" or "$" are to United States dollars. The term "knowledge", when used in this Agreement means, (i) with respect to Acquiror, the actual knowledge of the individuals set forth in Section 10.4 of the Acquiror Disclosure Letter, and (ii) with respect to the Company, the actual knowledge of the individuals set forth in Section 10.4 of the Company Disclosure Letter

     10.5.    Counterparts

     This Agreement may be executed by facsimile (or other electronic means) and in counterparts, all of which shall be considered an original and one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     10.6.    Entire Agreement

     This Agreement (together with the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than (i) the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement to the extent provided in Section 7.2(b), and
(ii) the Confidentiality Agreement, dated October 14, 2009, between the Company and Acquiror, which shall survive the execution and delivery of this Agreement in accordance with the provisions thereof.

     10.7.    Governing Law; Consent to Jurisdiction; Waiver of Jury Trial

     This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware (except to the extent that mandatory provisions of federal Law or the NRS are applicable).

     (a) Each of Acquiror and the Company hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction and venue of the United States District Court for Delaware and in the courts hearing appeals therefrom unless no basis for federal jurisdiction exists, in which event each party hereto irrevocably consents to the exclusive jurisdiction and venue of any state court of the State of Delaware, and the courts hearing appeals therefrom, for any action, suit or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of Acquiror and the Company hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such action, suit or proceeding, any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason, other than the failure to serve process in accordance with this Section 10.7, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the action, suit or proceeding in any such court is brought in an inconvenient forum, that the venue of such action, suit or proceeding is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each of Acquiror and the Company irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any and all rights to trial by jury in connection with any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

     (b) Each of Acquiror and the Company further irrevocably consents to the service of process out of any of the aforementioned courts in any action, suit or proceeding arising out of or relating to this Agreement by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address specified pursuant to Section 10.3, such service of process to be effective upon acknowledgment of receipt of such registered mail.

     (c) Each of Acquiror and the Company expressly acknowledges that the foregoing waivers are intended to be irrevocable under the laws of the State of Delaware and of the United States of America; provided, that consent by Acquiror and the Company to jurisdiction and service contained in this Section 10.7 is solely for the purpose referred to in this Section
10.7 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.

     10.8.    Severability

     Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid, illegal or unenforceable the remaining terms and provisions of this Agreement or affecting the validity, legality or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its stockholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

     10.9.    Publicity

     Acquiror and the Company shall consult with each other before issuing any press release or making any public statement with respect to this Agreement, the Merger or the other transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may upon the advice of outside counsel be required by Law or the rules and regulations of the New York Stock Exchange or NASDAQ, as the case may be. Without limiting the preceding sentence, Acquiror and the Company shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party. In addition, the Company and its Subsidiaries shall (a) consult with Acquiror regarding communications with customers, stockholders, prospective investors and employees related to the transactions contemplated hereby, (b) provide Acquiror with stockholder lists of the Company from time to time as requested by Acquiror and (c) allow and facilitate Acquiror contact with stockholders of the Company and other prospective investors.

     10.10.   Assignment; Third Party Beneficiaries

     Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party (which shall not be unreasonably withheld or delayed). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Except as otherwise specifically provided in Section 7.7 hereof, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     10.11.   Construction

     This Agreement and any documents or instruments delivered pursuant hereto or in connection herewith shall be construed without regard to the identity of the person who drafted the various provisions of the same.
Each and every provision of this Agreement and such other documents and instruments shall be construed as though all of the parties participated equally in the drafting of the same. Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments.

     10.12.   Specific Performance

     Each of Acquiror and the Company agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their terms on a timely basis or were otherwise breached. It is accordingly agreed that Acquiror and the Company shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court identified in Section 10.7(a) without having to post any bond or other security or undertaking, in addition to any other remedy to which they are entitled at law or in equity. Each of Acquiror and the Company agree that the harm to the party seeking such injunction or other equitable relief would, were the injunction not to issue or equitable relief not be granted, outweigh the harm to the party seeking to avoid the injunction or equitable relief, were such injunction to issue or equitable relief be granted. In any proceeding between the parties hereto regarding any such breach, neither Acquiror nor the Company shall take any position inconsistent with the matters set forth in this Section 10.12. Each of Acquiror and the Company agree that the agreements contained in this
Section 10.12 are in integral part of the transactions contemplated by this Agreement and that, without these agreements, neither party would have entered into this Agreement.

               [Remainder of page intentionally left blank]

          IN WITNESS WHEREOF, Acquiror and the Company have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

                              PEOPLE'S UNITED FINANCIAL, INC.


                              By: /s/ Philip R. Sherringham
                                  ----------------------------
                                  Name:  Philip R. Sherringham
                                  Title: President and Chief
                                         Executive Officer




                              FINANCIAL FEDERAL CORPORATION


                              By: /s/ Paul R. Sinsheimer
                                  ----------------------------
                                  Name:  Paul R. Sinsheimer
                                  Title: President, Chief
                                         Executive Officer
                                         and Chairman


             [Signature Page to Agreement and Plan of Merger]